UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Service Corporation International
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Explanatory Note

Service Corporation International is filing this Amendment No. 1 to its definitive proxy statement on Schedule 14A (the “Proxy Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2026 (the “Original Filing”), to amend and restate the Original Filing for the purpose of clarifying the voting standards and the effect of abstentions and broker-non votes. The information contained in this Proxy Statement is as of the date of the Original Filing and does not reflect any information or events occurring after the date of the Original Filing.

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2025: Delivering
Shareholder Value

OPERATIONAL HIGHLIGHTS
Revenue (in millions)
Gross Profit %
Preneed Sales Production (in millions)
INVESTED CAPITAL AND LIQUIDITY
Growth Investments (in millions)
Value Returned to Shareholders (in millions)
Total Liquidity (in millions)
(1)Growth capital includes growth capital expenditures/construction of new facilities and real estate acquisitions
TOTAL SHAREHOLDER RETURN (TSR) COMPARED TO S&P MidCap 400®(2)

SCI	S&P MidCap 400®

10-Year Total Shareholder Return +255% 2015-2025

(2)As of December 31, 2025 and includes the reinvestment of dividends | Source: S&P Capital IQ
PERFORMANCE MEASURES
Earnings Per Share (EPS)
Operating Cash Flow (OPCF) (in millions)
GAAP - Generally Accepted Accounting Principles in the United States
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A in this Proxy Statement for disclosures and reconciliations to the appropriate GAAP measure.

2026 Proxy Statement	1

Letter to Shareholders from CEO and Lead Director

Dear Shareholders,
Looking ahead to the 2026 Annual Meeting, we are proud to build on the strong momentum in 2025 and further strengthen our performance. During the year, we concentrated on Board succession planning, advancing priority initiatives, and carrying out our strategic framework to enhance growth, realize operational efficiencies, and deploy capital with discipline. These efforts supported a year of healthy financial performance and underscored our continued focus on delivering enduring value for our shareholders.
Financial Performance
In 2025, we advanced our strategic objectives and produced solid financial results amid an evolving macroeconomic backdrop. Adjusted earnings per share totaled $3.85, representing a 12% compound annual growth rate since 2019, which we achieved despite elevated interest and tax rates and inflationary pressures.
The preneed insurance marketing agreement entered into in July 2024 has delivered significant benefits, including improved general agency commission rates, enhanced service support, and expanded product features, while contributing meaningfully to our financial performance. Our blended trust and insurance preneed model is supported by approximately $17 billion of preneed backlog, supporting growth and providing stable future revenue streams. Within this framework, we are increasingly emphasizing insurance-funded preneed funeral offerings, reflecting a strategic focus on streamlined administration and regulatory efficiency.
Adjusted operating cash flow of $966 million in 2025 enabled us to deploy capital in support of growth and shareholder returns. We invested in strategic acquisitions, growth and development initiatives across our portfolio, while returning $645 million to shareholders through dividends and share repurchases. Our acquisition spend included $101 million for 22 funeral service locations and two cemeteries, and we invested approximately $79 million toward real estate, new construction, and existing facility expansions. Additionally, we invested approximately $328 million in cemetery development, property maintenance supporting best-in-class facilities across our portfolio, digital strategy investments, and other corporate investments. In 2025, we also executed a new credit facility agreement that meaningfully improved liquidity, reduced pricing, extended our average debt maturities, and provided increased flexibility in our terms and covenants. Our disciplined approach to capital allocation has driven a 255% total shareholder return over the past decade, significantly outperforming our peer group and the S&P MidCap 400®.
Board Succession Planning
The Board of Directors remains focused on governance and succession planning. We are pleased to nominate Carl Loredo for election at the 2026 Annual Meeting. Earlier this year, we welcomed Thad Hill, adding new perspective and experience that further strengthens the Board’s overall capabilities. In addition, Alan R. Buckwalter has announced that he will not stand for reelection as a director in 2026. Mr. Buckwalter has served SCI with distinction for 22 years, providing steady leadership and meaningful insight throughout his tenure. We are grateful for his many contributions to the Company and its shareholders. Collectively, these changes reflect the Board’s continued commitment to thoughtful succession planning and effective governance in support of SCI’s long-term strategy.
Client Family Experience
As North America’s leading funeral and cemetery services company, we leverage the scale of our network to enhance operational effectiveness, manage expenses, and deliver a consistent, high-quality experience for the families we serve. Continued investment in digital capabilities has simplified the preplanning process while improving day-to-day efficiency across our organization. Notably, we completed a technology realignment that we believe will improve the client service experience in the future.
Through ongoing innovation in memorialization and technology-enabled solutions, we offer personalized options at accessible price points, helping families honor loved ones in ways that are both meaningful and convenient. We are deeply grateful for the more than 25,000 associates who bring care, professionalism, and commitment to the communities in which we serve. We support associates' growth and long-term career development through structured training and development programs, mentoring opportunities, targeted leadership initiatives, and continued investment in learning resources. Their focus on supporting families during moments of remembrance and celebration distinguishes SCI.
Conclusion
As a company dedicated to serving families and strengthening the communities we operate in, we remain focused on putting our clients first, supporting our associates, and maintaining strong governance and financial discipline. Our strategy emphasizes sustainable growth and long-term shareholder returns, and we are confident in our ability to continue executing against these priorities. We appreciate your continued confidence in SCI and look forward to strengthening our position and creating lasting value in the years ahead.

2	Service Corporation International

Message From Our Board of Directors

We invite you, our shareholders, to the Service Corporation International 2026 Annual Shareholder Meeting on Wednesday, May 6, 2026 at 9:00 a.m. Central Time, at the Company's Headquarters in Houston, TX. This Annual Meeting will be an important one. After 22 years of dedicated service, Alan R. Buckwalter has decided that he will not stand for reelection as a member of the Board. We will be presenting a new Director nominee, Carl Loredo, for shareholder consideration.
Shareholders and other interested parties may communicate with any of the independent Directors, including Committee Chairs and the Lead Independent Director, by using the following address:
Service Corporation International
Lead Independent Director c/o Office of Corporate Secretary
1929 Allen Parkway
Houston, TX 77019
Email: leaddirector@sci-us.com
Thank you for the trust you place in us and for your continued investment in Service Corporation International.
Sincerely,

Marcus A. Watts Lead Independent Director	Thomas L. Ryan Chairman and CEO	Alan R. Buckwalter, III	Anthony L. Coelho

Jakki L. Haussler	Victor L. Lund	Ellen Ochoa	C. Park Shaper

Sara Martinez Tucker	Thad Hill

2026 Proxy Statement	3

2026 Annual Meeting of Shareholders

Voting Matters

Election of 10 Directors	FOR
Page 15

Ratify the Selection of Pricewaterhouse Coopers LLP, Our Independent Registered Public Accounting Firm
FOR
Page 32

"Say-on-Pay" Advisory Vote to Approve Named Executive Officer Compensation
FOR
Page 34

Proposal to Amend the Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors
FOR
Page 65

Proposal to Amend the Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies
FOR
Page 66

Proposal to Amend the Articles of Incorporation to Limit the Liability of Officers as Permitted by Law
FOR
Page 67

Proposal to Approve the 2026 Equity Incentive Plan
FOR
Page 69

DATE AND TIME Wednesday, May 6, 2026 at 9:00 a.m. Central Time

PLACE Service Corporation International Conference Center, Heritage I & II 1929 Allen Parkway Houston, Texas 77019

RECORD DATE March 9, 2026

How to Vote

BY INTERNET Vote your shares at www.proxyvote.com.	BY TELEPHONE Call toll-free number 1-800-690-6903.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.	IN PERSON To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.
Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDERS MEETING TO BE HELD MAY 6, 2026:
The annual meeting website provides an overview of the voting items, our Proxy Statement and annual report for viewing online or for downloading, and a link to vote your shares. This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are first mailed to shareholders beginning on or about March 26, 2026 and are available at: www.sciannualmeeting.com.

4	Service Corporation International

2025 Company Performance	37
Key Features of Our Compensation Programs	38
Consideration of 2025 "Say-on-Pay" Vote	38
Compensation Philosophy and Process	38
CEO Pay and Performance Alignment	39
Total Direct Realized Compensation Pay Components	39
Compensation Elements Link to Shareholder Value	40
Annual Base Salary	41
Annual Performance-Based Incentives Paid in Cash	41
Long-Term Incentive Compensation	42
Other Compensation	44
Further Executive Compensation Practices and Policies	45
How We Make Compensation Decisions	47
Compensation Committee Report	48
Executive Compensation Tables	49
Summary Compensation Table	49
Grants of Plan-Based Awards	51
Outstanding Equity Awards at Fiscal Year End	52
Option Exercises and Stock Vested	53
Executive Deferred Compensation Plan	53
Executive Employment Agreements	55
Potential Payments Upon Termination	57
CEO Pay Ratio	58
Pay Versus Performance	58
Certain Transactions	61
Voting Securities and Principal Holders	62
Principal Holders of SCI Stock	62
Executive Officer and Director Ownership of SCI Stock	63
Proposal 4: Proposal to Amend the Company’s Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors	65
Proposal 5: Proposal to Amend the Company’s Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies on the Board	66
Proposal 6: Proposal to Amend the Company's Articles of Incorporation to Limit the Liability of Officers as Permitted by Law	67
Proposal 7: Proposal Regarding the 2026 Equity Incentive Plan	69
Other Information	74
Information About the Meeting and Voting	74
Proxy Solicitation; Shareholder Proposals Submission; Other Business	77
Section 16(a) Beneficial Ownership Reporting Compliance	77
Annexes	78
Annex A: Non-GAAP Financial Measures	78
Annex B: Peer Comparator Group	79
Annex C: No. 4 - Articles of Incorporation and Bylaws Amendments	80
Annex D: No. 5 - Articles of Incorporation and Bylaws Amendments	81
Annex E: No. 6 - Articles of Incorporation Amendments	82
Annex F: No. 7 - 2026 Equity Incentive Plan	83

2026 Proxy Statement	5

Proxy Statement Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire Proxy Statement carefully before voting.

Election of Directors

After 22 years of dedicated service, Alan R. Buckwalter has decided not to stand for reelection as a member of the Board. We are presenting a new Director nominee, Carl Loredo, for consideration by the shareholders at the Annual Shareholder Meeting. The Board of Directors recommends that Shareholders vote “FOR” each of the following nominees:

Director Nominees

Name Occupation	Independent	Director Since	Age	Other Public Boards(1)	Board Committee Composition
Anthony L. Coelho Former Majority Whip of the U. S. House of Representatives Independent business and political consultant	YES	1991	83	2
Jakki L. Haussler Founder and Chairwoman of the Board and former CEO, Opus Capital Management	YES	2018	68	3
Thad Hill Former Executive Chairman of the Board, Calpine	YES	2025	58	1
Carl Loredo President, Yum! Brands Pizza Hut U.S.	YES	NEW	49	None	NEW
Victor L. Lund Former CEO and Executive Chairman of the Board, Teradata Corporation	YES	2000	78	None
Ellen Ochoa Former Director, NASA Johnson Space Center Independent Director and Speaker	YES	2015	67	None
Thomas L. Ryan Chairman and CEO, Service Corporation International	NO	2004	60	None
C. Park Shaper CEO of Seis Holdings LLC, a private investment holding company	YES	2022	57	1
Sara Martinez Tucker Former CEO, National Math + Science Initiative, a non-profit organization to improve student performance in STEM subjects	YES	2018	70	1
Marcus A. Watts, Lead Independent Director Former President, The Friedkin Group	YES	2012	67	1

Audit Committee	Executive Committee	Nominating & Corporate Governance Committee
Compensation Committee	Investment Committee	Member	Chair
(1)See Director profiles beginning on page 15, which include other public boards for each Director.

6	Service Corporation International

Proxy Statement Summary
Director Snapshot
With the nomination of a new Director in 2026, if elected, we will have added five new Directors since 2018, reducing our Board's average age and tenure by four and eleven years, respectively. We added C. Park Shaper as a Director in 2022 and Thad Hill as a Director in 2025, and will nominate Carl Loredo as a new Director at this year's annual meeting. In 2023, we appointed a new Lead Director and replaced the Chairs of the Audit Committee and Investment Committee.
DIRECTOR AGE

1 - less than 50 years
3 - 50 to 60 years
4 - 61 to 70 years
2 - 71 and over
DIRECTOR TENURE

3 - 0 to 5 years
2 - 6 to 10 years
5 - 10 years or more
GENDER

3 - Female
7 - Male
ETHNICITY

4 - Minority
6 - Non-Minority

Director Independence	Director Nominees Exhibit	Highly Engaged and Active Board

•9 out of 10 Directors are independent
•9 out of 10 Directors are non-management
•Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors
•In 2023, Marcus Watts was named to serve as the Lead Independent Director (see page 25 for list of key duties and responsibilities of Lead Independent Director)

•Personal qualities such as self-awareness, respect, integrity, independence, and capacity to function effectively in challenging environments
•Experience in various executive/senior leadership roles and proven records of success
•Corporate governance knowledge and practices
•Objectivity and sound judgment

•Actively involved with overseeing the Company's execution of its strategy and risk management
•98% combined meeting attendance record for Board and Board committee meetings in 2025
•4 Board meetings in 2025
•20 committee meetings in 2025

Our Director nominees possess a diverse mix of backgrounds, experience, and expertise (see page 21 for further information on the skills below):

FINANCIAL	MARKETING/BRAND MANAGEMENT	GOVERNMENT/ REGULATORY

REAL ESTATE/BUSINESS DEVELOPMENT/M&A	HUMAN CAPITAL MANAGEMENT	RISK MANAGEMENT

INVESTMENTS/FINANCIAL SERVICES	TECHNOLOGY OR E-COMMERCE	INDUSTRY

2026 Proxy Statement	7

Proxy Statement Summary
Corporate Governance Highlights
Shareholder and Proxy Advisor Outreach
We have a long-established tradition of actively engaging with our shareholders through a robust outreach program. The Board and management prioritize open communication, valuing shareholder perspectives as an integral part of our corporate governance. We believe keeping an open line of communication has led to ongoing enhancements in our governance practices and disclosures. Throughout the year, we actively seek opportunities to connect with investors, exchanging valuable insights. Additionally, we conduct a formal outreach process with our top shareholders ahead of our annual meeting to gather feedback on corporate governance, executive compensation, environmental and social initiatives, long-term business strategy, and industry-specific concerns. When appropriate, certain directors also participate in direct shareholder discussions. Insights from these engagements are shared with the Board and management to inform decision-making and strategic direction.

In early 2025, we engaged with shareholders representing approximately 54% of the Company’s common stock prior to our Annual Shareholder Meeting. We have made several governance changes over the years, taking into account the feedback and discussions we have with our investors, including adopting proxy access bylaw provisions in 2023 (see page 31 for further information). Through our ongoing shareholder outreach efforts, we gain opportunities to communicate how our decisions align with our strategic goals.
Investors continued to indicate support for our overall executive compensation program and viewed it as well-structured and aligned with performance. In 2024, we updated the Corporate Governance Guidelines and Audit Committee Charter to reflect a new provision limiting director service on public company boards and public company audit committees. Other topics discussed in meetings with our investors included Board independence and succession planning.

We engaged in 2025 with shareholders representing approximately 54% of the Company's common stock as part of our Proxy Outreach

Investor sentiment is very positive with respect to our enhanced environmental, social, and governance (ESG) disclosures included in our Sustainability Report that is published annually. Overall, shareholders are supportive of our focus on our employees and the communities we serve and are also appreciative of our enhanced disclosures and metrics.
Please see our 2025 Sustainability Report published in March 2026, which is available on our website at https://investors.sci-corp.com.(1)
(1)These reports, policies and disclosures, as well as those discussed elsewhere in this Proxy Statement, are not part of this Proxy Statement, are not "soliciting material," are not deemed filed with the SEC, and are not to be incorporated by reference into any of our filings with the SEC, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing. Furthermore, references to our website URLs are intended to be inactive textual references only.
Board Leadership Refreshment
As we continue to listen and respond to investors, we understand the importance of fresh leadership perspectives within our Board of Directors. In 2023, Marcus Watts was named as our new Lead Independent Director and Jakki Haussler and Sara Martinez Tucker were named as Chairs of the Investment and Audit Committees, respectively. With these new leadership changes, three of our four Board committees are chaired by women that possess eight to eleven years of tenure with SCI. This affords the Board diverse perspectives at the leadership level combined with the highly valued experience and tenure throughout the various committees.

8	Service Corporation International

Proxy Statement Summary
Adoption of Best Practices and Board Composition Changes
We have a strong track record of considering shareholder feedback and staying aligned with corporate governance best practices. The timeline below highlights key enhancements with respect to Board structure, shareholder rights, and executive compensation. We also remain dedicated to continually evaluating Board composition and committed to refining our disclosures to enhance transparency and accountability.

Best Practices	Board Composition

•Enhanced our disclosures around Environmental, Social, and Governance (ESG)
•The Board made changes to the Company's Bylaws to permit the Chair of the Nominating and Corporate Governance Committee of the Board to preside over the Board meetings in the absence of the Board Chair and the Lead Director
•After 36 years of outstanding service on the Board of Directors, John Mecom decided not to seek another term as a Board member

•Updated the charter of the Nominating and Corporate Governance Committee of the Board reflecting its ESG oversight responsibilities
•Strengthened the non-financial modifier, or ESG metric, for the Annual Performance Based incentive plan by increasing the online customer satisfaction rating threshold to 4.25
•Modified ROE threshold for the Performance Unit Plan

•After 32 years of faithful service, Cliff Morris decided not to seek another term as a Board member in 2021
•Ellen Ochoa was nominated as the Compensation Committee Chair in 2021. Alan Buckwalter transitioned off of the Compensation Committee in 2022

•Published our first Sustainability report outlining our ESG initiatives and programs. Our current Sustainability Report is available on our website: https://investors.sci-corp.com/
•Removed automatic single-trigger vesting upon change in control effective for equity awards granted in 2022
•C. Park Shaper was nominated and elected to the Board in 2022

•Adopted bylaw changes that provide shareholders proxy access rights (see page 37 for more information)
•Adopted a new claw-back policy in 2023 (see page 45 for details)
•Revised our existing insider trading policy (see page 45 for details)

•Sara Martinez Tucker and Jakki L. Haussler were named as Audit Committee and Investment Committee Chair, respectively, in 2023
•Marcus A. Watts was named to serve as the Lead Independent Director in 2023

•Updated the Corporate Governance Guidelines and Audit Committee Charter to reflect a new provision limiting director service on public company boards and public company audit committees
•Adopted bylaw changes that reduced risk of frivolous lawsuits, including shareholder ownership thresholds and a preferred forum provision
•After 38 years of dedicated service, W. Blair Waltrip decided not to stand for reelection as a Board member in 2025 •Thad Hill was nominated and elected to the Board in 2025

•Present for shareholder approval a new equity incentive plan with a double-trigger change-in-control provision (see page 70 for details)	•After 22 years of dedicated service, Alan R. Buckwalter decided not to stand for reelection as a Board member in 2026 •We are pleased to present Director Nominee, Carl Loredo

Our best practices include:

•Majority voting standard in Director elections
•Annual Board and Committee evaluation process
•Board orientation and education program
•No shareholder rights plan or “poison pill”
•No single trigger vesting upon change in control
•Shareholders' (10%) ability to call special meetings

•Anti-hedging and anti-pledging policies applicable to all Directors and Officers
•Stock ownership and retention guidelines for Directors and Officers
•Limit director service on public company boards and public company audit committees

2026 Proxy Statement	9

Proxy Statement Summary
Environmental, Social, and Governance (ESG) Overview
The oversight of environmental and social matters, and the governance of these topics, is the responsibility of our Nominating and Corporate Governance Committee (NCGC). Since 2020, the NCGC reviewed matters presented by our ESG Steering Committee, which is a cross-functional committee of Company management, and addressed other related risks through various committee meetings. See page 30 for more details about the Board's oversight of ESG in our Corporate Governance section in this Proxy Statement. For more information on our ESG initiatives and programs, please refer to our Sustainability Report, which is available on our website at https://investors.sci-corp.com.
Our Social Matters
The approximately 25,000 associates we employ and the approximate 700,000 families we serve help guide our purpose and core values, making our Company’s social impact deeply important to our work. Our associates' compassion, positive outlook, and enthusiasm heighten the level of care for the families we serve and propel our Company’s continued success. We strive for a workplace where ideas are welcomed, efforts are recognized, suggestions are put into practice, and innovative programs are deployed.
We reach out to our associates for feedback throughout their employment at SCI using a variety of voluntary employee surveys in an effort to determine if we are meeting the needs and expectations of our workforce. In 2025, building on our past workplace surveys, we launched our We Listen Survey, which measures engagement across areas including recognition, growth, communication, and leadership. This employee survey will help drive company-wide initiatives and improvements.
In our first year using the new platform, we achieved an impressive average engagement score of 8.3 out of 10, placing us in the top 25% of the retail companies on the platform. This strong result underscores our commitment to fostering a high-trust, high-performance culture where associates feel valued, heard, and empowered to thrive.
At SCI, we also believe in supporting causes that enhance and promote the well-being of the communities we serve. Through strategic partnerships with multiple organizations, we make a difference in the communities where our associates and client families live, work, and play.
We believe in the power of inclusion, and we respect our fellow associates’ work, ideas, perspectives, and backgrounds. Through programs such as our Associate Resource Communities (ARCs), colleagues with similar interests connect with others to foster inclusion and opportunity.
Our Corporate Governance Highlights

5 NEW DIRECTORS	3 OF OUR COMMITTEE CHAIRS	9 OUT OF 10 DIRECTORS	9 OUT OF 10 DIRECTORS
will have been added since 2018, which has decreased our Board's tenure by eleven years	are ethnically diverse women	are independent	are non-management

Our Cybersecurity Risk Management and Strategy
We have invested in building and maintaining a cybersecurity infrastructure to protect our information systems and secure our data from cyberattacks. This information security program features risk management strategies, security awareness training, security operations, incident response, security governance, third-party risk management, IT security risk management, security architecture, and vulnerability management. As part of our broader enterprise risk management system, cybersecurity risk is strategically reviewed, monitored, and managed alongside other enterprise risks on a regular basis.
Certain members of the Board of Directors have experience in oversight of cybersecurity risk management across different industries, including technology and finance. For more information on Board cybersecurity experience and risk oversight responsibilities, please see page 21 and page 30.

10	Service Corporation International

Proxy Statement Summary
Our Environmental Initiatives
As North America’s leading provider of funeral, cremation, and cemetery services, we are making efforts to understand our impact and approach to environmental matters. We believe in the responsible use of natural resources to reduce adverse impacts on the communities in which we live and operate. We continue to support opportunities that reduce our environmental impact.
To support our sustainability journey, we have piloted initiatives that begin to measure factors that impact the environment including carbon emission outputs and energy consumption metrics. Our environmental stewardship continues to include assessing our water usage, exploring environmentally innovative technology, recycling waste materials, providing eco-friendly alternatives for families and protecting our 36,000 acres of green space. We support these efforts by collaborating with suppliers to align with our code of conduct and enhance our supply chain practices and policies.
To understand our use of natural resources and its potential impact on the environment, we have enabled methods to monitor and report on these resources. To accurately track and measure our energy usage, we implemented a utility usage reporting solution in 2023 to capture consumption across our almost 2,000 funeral homes, cemeteries and crematory locations. This system helps us to understand our energy consumption.
New reporting methods support our efforts to capture the data needed to monitor our carbon emissions footprint as well as purchased grid electricity for the applicable data coverage areas. With these new metrics, we are able to capture the percentage of renewable energy being consumed by our locations. Additionally, SCI has been converting energy contracts to renewable sources since 2019, and in 2025, approximately 20% of our electricity usage comes from these renewable sources.
We recognize that water is an important natural resource. We are dedicated to tracking at our funeral homes and cemeteries. We have developed methods to understand and report on our water usage from metered utilities and freshwater sources. We also monitor how much is recycled for irrigation purposes, and we have initiated water reduction pilots through implementation of new irrigation systems at select cemeteries with advanced water monitors and controls that create more efficient water usage.
We have included our greenhouse gas, electricity and water consumption metrics in our 2025 Sustainability Report, which is available on our website at https://investors.sci-corp.com.
We are currently exploring environmental opportunities regarding natural resource conservation, greenhouse gas emissions and energy efficiency technologies through the following initiatives:

•Piloting enhanced irrigation methods at select cemeteries.
•Introducing alternative, sustainable end-of-life options of human composting and water cremation at select locations.
•Continuous protective maintenance of 36,000 acres of green space.

•Planting trees based on select casket purchases.
•Continued conversion of electricity contracts to renewable sources since 2019.
•Recycling waste byproduct to aid in conserving natural resources and preventing unnecessary emissions.

For more information on our ESG initiatives and programs, please refer to our 2025 Sustainability Report, which is available on our website at https://investors.sci-corp.com.

2026 Proxy Statement	11

Proxy Statement Summary

The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company.

Auditor Selection
Why we believe you should vote "FOR" PwC as our independent auditors:

PwC engagement:
•PwC has extensive knowledge of our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm.
•PwC maintains independence and objectivity through 5-year audit partner rotations, strong internal control procedures, and regulatory oversight from PCAOB and SEC in addition to industry peer-reviewed audits. In line with this commitment, we transitioned to a new partner in 2025.
•Our Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management.
•Our Audit Committee reviews SCI's engagement letter and approves PwC's annual audit and non-audit fees.
•Approximately 95% of PwC fees incurred are audit-related.

YEAR-OVER-YEAR COMPARISON OF OUR AUDIT TO NON-AUDIT FEES

$7.1M (95%)
$0.4M (5%)

$7.5M 2025

$7.2M (96%)
$0.3M (4%)

$7.5M 2024

Audit and Related Fees	Other Fees

For more information in regard to the audit and non-audit fees, please see section titled “Audit Fees and All Other Fees” under Audit Committee Matters on page 33.

12	Service Corporation International

Proxy Statement Summary

The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

2025 Named Executive Officers’ Compensation
Over the past several years, the Compensation Committee in conjunction with management has worked to improve the alignment of our compensation programs with the interests of our shareholders. In 2025, 81% of our CEO’s compensation and 70% of the compensation of our other Named Executive Officers' (NEOs) was performance-based or stock-based compensation.

Component	Description	Highlights and Recent Changes

Annual Base Salary	•Fixed cash •Established based on a competitive range of benchmark pay levels

Annual Performance- Based Incentive Compensation
•Performance-Based cash
•Tied to the attainment of performance measures:
•Normalized EPS
•Normalized Free Cash Flow per Share
•Comparable Preneed Production
•Established based on a competitive range of benchmark pay levels
•137% payout percentage of target bonus for 2025 performance •2020 plan introduced a customer centric metric, which is tied to Google star (customer satisfaction) ratings

Long-Term Incentive Compensation	(1/3) Stock Options •Vest at a rate of 1/3 per year

(1/3) Restricted Stock: •Vest at a rate of 1/3 per year

(1/3) Performance-Based Units (“PUP”):
•Tied to measurement of three-year total shareholder return (“TSR”) relative to constituents of the S&P MidCap 400® index and is governed by a normalized return on equity (ROE) benchmark floor also tied to the S&P MidCap 400® index
•Long-term incentive compensation is established based on a competitive range of benchmark pay levels

•93% TSR performance settlement factor for 2023-2025 performance cycle
•Units are denominated in shares instead of dollars
•Removed single-trigger vesting upon change in control effective for equity awards granted in 2022 and forward

Other Compensation	Retirement Plans: •Executive Deferred Compensation Plan •401(k) Plan

Perquisites and Personal Benefits: •Reasonable benefits provided

% OF 2025 COMPENSATION FOR CEO AND OTHER NEOs
CEO

Annual Base Salary
Annual Performance-Based Incentive Compensation
Long-Term Incentive Compensation
Other Compensation

OTHER NEO

2026 Proxy Statement	13

Proxy Statement Summary
Pay for Performance Alignment
A significant portion of the compensation of our NEOs is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. Below is a graph aligning CEO pay and performance, using the five-year total shareholder return. The Company realized total shareholder return (TSR) of 72% over the last five fiscal years.

Other Compensation
Long-Term Incentive Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
—	SCI TSR
--	S&P 400 TSR

14	Service Corporation International

Corporate Governance at Service Corporation International

Election of Directors

The Board of Directors recommends that Shareholders vote “FOR” each of the following nominees:

Set forth below are profiles for each of the ten candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors, for election by shareholders, at this year’s Annual Meeting for a one-year term expiring at the 2027 annual meeting. This year, after 22 years of dedicated service, Alan Buckwalter has decided not to stand for reelection as a member of the Board and we are presenting a new Director nominee, Carl Loredo.
Director Nominees

Anthony L. Coelho, 83 Director Since: 1991	INDEPENDENT	Jakki L. Haussler, 68 Director Since: 2018	INDEPENDENT

Committees: Compensation, Executive, Nominating and Corporate Governance Occupation: Former Majority Whip of the U.S. House of Representatives, Independent business and political consultant	Education: Loyola University Los Angeles Skills & Qualifications:
Committees:
Audit, Investment (Chair)
Occupation:
Founder and Chairwoman of the Board, Opus Capital Management (since 1996), an independent registered investment advisor, providing investment solutions to institutions and high-net worth individuals
Education: University of Cincinnati Salmon P. Chase College of Law, Northern Kentucky University Skills & Qualifications:

DIRECTOR SUMMARY
Tony Coelho’s successful role as President and CEO of a multi-billion financial services company provides the Board with financial, investing, and senior leadership expertise. His experience on the Board has allowed him to develop a robust understanding of our unique industry. His political experience and expertise provide unique insights into government, public policy matters, and regulatory issues. Additionally, he has significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

DIRECTOR SUMMARY
Jakki Haussler has expertise in finance, portfolio management, and senior leadership experience as founder and Chairwoman of Opus Capital Management. Her expertise and experience provides background in investments and equity funds. Her experience as Partner in Adena Ventures provides insight into business development and M&A activity. Her other board positions have given her exposure to different industries and varying approaches to governance and issue resolution.

PRIOR POLITICAL EXPERIENCE
•Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
•General Chairman of Al Gore’s Presidential campaign (1999-2000)
•Majority Whip (1987-1989)
•Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act
PRIOR BUSINESS EXPERIENCE
•President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)

CURRENT PUBLIC COMPANY BOARDS
•Board Chairman, Esquire Financial Holdings, Inc.
•EVO Transportation & Energy Services, Inc.
PAST PUBLIC COMPANY BOARDS
•Chairman, Cyberonics
•Chairman, Circus Circus Enterprises (now MGM Mirage)
•Chairman, ICF Kaiser International, Inc.
•AudioEye, Inc.
•Warren Resources, Inc.
FORMER POSITIONS
•Former Chairman of the Epilepsy Foundation

PRIOR BUSINESS EXPERIENCE
•CEO Opus Capital Management (1996-2019)
•Managing Director, Capvest Venture Fund, LP (2000-2011) a private equity fund for growth and expansion stage companies
•Partner, Adena Ventures, LP (1999-2010) a private equity fund targeting underserved markets
CURRENT PUBLIC COMPANY BOARDS
•Ingram Micro Holding Company
•Morgan Stanley Funds
•Vertiv Holding Co.

OTHER POSITIONS
•Member, Board of Directors, The Victory Funds
•Member/Founder, Chase College of Law, Transaction Law Practice Center
•Board of Visitors, Chase College of Law
•Member, Northern Kentucky University Foundation Investment Committee
PAST PUBLIC COMPANY BOARDS
•Cincinnati Bell, Inc.
•Best Transport, Inc. (now Descartes Systems Group, Inc.)
•Barnes Group Inc.

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2026 Proxy Statement	15

Corporate Governance at Service Corporation International

Thad Hill, 58 Director Since: 2025	INDEPENDENT	Carl Loredo, 49 Director Since: NEW	INDEPENDENT

Committees: Audit, Investment Occupation: Former Executive Chairman of the Board, Calpine	Education: Vanderbilt University MBA, Amos Tuck School, Dartmouth College Skills & Qualifications:	Committees: None Occupation: President, Pizza Hut, LLC (a Yum! Brands, Inc. subsidiary), operating over 26,000 restaurant outlets in 100+ countries worldwide	Education: The University of Texas at Austin MBA, McCombs School of Business, The University of Texas at Austin Skills & Qualifications:

DIRECTOR SUMMARY
Thad Hill's extensive leadership experience, including his prior role as former Executive Chairman and CEO of Calpine, provides the Board with an expertise in energy markets and operational management. His tenure in executive roles in the power industry has provided him with expertise in strategic growth and business development. His consulting background further enhances his insight into corporate strategy and financial analysis. Additionally, his service on other boards and various nonprofit organizations brings valuable governance expertise to SCI.

DIRECTOR SUMMARY
Carl Loredo’s leadership experience in consumer brand management and business transformation provides the Board with valuable digital marketing and operational insights. He is a strong resource for strategic planning and customer-focused growth gained from his senior executive roles as President of Yum! Brands' Pizza Hut U.S. and Wendy's former Global Chief Marketing Officer. His proven track record driving revenue expansion and leading major initiatives is expected to contribute meaningfully to the Company’s long-term strategy. Furthermore, he brings corporate leadership expertise developed through senior roles in the consumer and retail sectors, with strength in data-driven and digital marketing and brand revitalization initiatives.

PRIOR BUSINESS EXPERIENCE
•CEO, Calpine (2014-2024)
•Variety of operational management roles, Calpine (2008-2013)
•NRG Energy (2006 -2008), President, NRG Texas (2007-2008)
•Executive Vice President of Strategy and Business Development, Texas Genco LP (2005-2006)
•Partner and Managing Director, Boston Consulting Group Inc (1995-2005)
CURRENT PUBLIC COMPANY BOARDS
•J.B. Hunt

OTHER POSITIONS
•Member and Former Chairman, Greater Houston Partnership Board
•Member, Alfred P. Sloan Foundation Board of Trustees
•Member, Tuck MBA Advisory Board
PAST PUBLIC COMPANY BOARDS
•Executive Chairman, Calpine

PRIOR BUSINESS EXPERIENCE
•Global Chief Marketing Officer, Wendy's Company (2023-2024)
•Chief Marketing Officer, Wendy's Company (2019-2023)
•Vice President, Brand Strategy, Wendy's Company (2016-2019)
•Vice President, Marketing Arm, Inc., part of Omnicom Media Group (2012-2015)
•Chief Marketing Officer, Craftmade International (2009-2011)
•Vice President, Marketing, Craftmade International (2007-2009)

•Chief Marketing Officer, Senior Product Manager, Doritos Brand, and various management roles, Frito-Lay, Inc., division of PepsiCo (2003-2007)

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

16	Service Corporation International

Corporate Governance at Service Corporation International

Victor L. Lund, 78 Director Since: 2000	INDEPENDENT	Ellen Ochoa, 67 Director Since: 2015	INDEPENDENT

Committees: Audit, Executive, Nominating and Corporate Governance Occupation: Former President, CEO, and Executive Chairman of the Board, Teradata Corporation	Education: The University of Utah MBA, The University of Utah Skills & Qualifications:	Committees: Compensation (Chair), Investment Occupation: Former Director of NASA and Independent Director and Speaker	Education: San Diego State University MS, PhD (Electrical Engineering), Stanford University Skills & Qualifications:

DIRECTOR SUMMARY
Victor Lund’s years of senior executive experience and leadership such as his former position of CEO and Executive Chairman of Teradata provide the Board with invaluable experience in technology and technological processes. His tenure on the Board has allowed him to develop a robust understanding of our unique industry. As a former auditor who also worked in various corporate finance positions, he possesses an extensive understanding of financial reporting and auditing practices. Furthermore, his service on other boards provide SCI with valuable corporate governance expertise.

DIRECTOR SUMMARY
Ellen Ochoa’s background with NASA and other governmental entities provides the Board with extensive technology and government/regulatory experience and insight. The senior leadership experience gained through her role as Director of NASA’s Johnson Space Center provides the Board with strategic planning, management of large projects, personnel development, and capital allocation expertise. Her many other positions include oversight activities such as financial stewardship and organizational governance.

PRIOR BUSINESS EXPERIENCE
•Executive Chairman (2019-2020) & President and CEO (2016-2018), Interim CEO (2019-2020), Teradata Corporation
•Chairman, DemandTec, a software company (2006-2012)
•Chairman, Mariner Healthcare, Inc. (2002-2004)
•Vice Chairman, Albertsons, Inc. (1999-2002)
•22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller (1977-1999)
•Audit CPA, Ernst & Ernst (1972-1977)
OTHER POSITIONS
•Member, Board of Directors, ALSCO
PAST PUBLIC COMPANY BOARDS •Teradata Corporation •DemandTec •Delta Airlines •Del Monte Foods, Inc. •Mariner Healthcare, Inc. •Albertsons, Inc. •American Stores Company •NCR Corporation
PRIOR BUSINESS EXPERIENCE
•Director of NASA Johnson Space Center (2013-2018); Astronaut at NASA Johnson Space Center (1990-2012), first Hispanic female astronaut with nearly 1,000 hours in space
•Branch Chief and Research Engineer, NASA Ames Research Center (1988-1990)
•Researcher, Sandia National Laboratories (1985-1988)
OTHER POSITIONS
•Member, Board of Directors, SRI International
•Member, National Academy of Engineering
•Member, Board of Directors, Mutual of America
•Member, Board of Directors, Gordon and Betty Moore Foundation
•Fellow, American Institute of Aeronautics and Astronautics
•Fellow, American Association for the Advancement of Science
•Director Emerita (former Vice Chair) Manned Space Flight Education Foundation

FORMER POSITIONS
•Former Chair Board Governance, National Science Board (Special Government Employee)
•Former Chair, Nomination Evaluation Committee, National Medal of Technology & Innovation
•Former Member, Board of Directors, Federal Reserve Bank of Dallas
•Former Member Board of Trustees, Stanford University
•Former Member, Board of Directors, NVIDIA

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2026 Proxy Statement	17

Corporate Governance at Service Corporation International

Thomas L. Ryan, 60 Director Since: 2004	NON-INDEPENDENT	C. Park Shaper, 57 Director Since: 2022	INDEPENDENT

Committees: Executive (Chair) Occupation: Chairman (since 2016) and CEO (since 2005) of SCI	Education: The University of Texas at Austin Skills & Qualifications:	Committees: Compensation, Executive, Nominating and Corporate Governance Occupation: CEO of Seis Holdings LLC, a private investment holding company (2013‑present)	Education: Stanford University MBA, Northwestern University, J.L. Kellogg Graduate School of Management Skills & Qualifications:

DIRECTOR SUMMARY
Thomas L. Ryan’s 29-year career with SCI has instilled a deep understanding of our industry and strategic insights as well as strong leadership skills. He has demonstrated operational execution and long-term strategic direction, including leadership of significant acquisitions and capital allocation decision-making, as well as risk management. His service with other publicly traded company boards has given him valuable insight into corporate governance and diverse approaches to key issues.

DIRECTOR SUMMARY
C. Park Shaper’s extensive leadership background includes his role as CEO of Seis Holdings LLC, a private investment holding company, a position he has held since 2013; as well as positions of increasing responsibility at Kinder Morgan from 2000-2013, including Vice President and CFO in 2000, a member of the Office of the Chairman in 2003, Executive Vice President in 2004, and President from 2005 to 2013. Prior to Kinder Morgan, Mr. Shaper held positions as President of Altair Corporation and Vice President and CFO of First Data Analytics. His broad experience provides the Board with invaluable leadership and financial experience, as well as strategy and management expertise. He has also served on the board of directors of various public companies with service on audit, compensation, and nominating and corporate governance committees.

PRIOR BUSINESS EXPERIENCE
•CEO European Operations, SCI (2000-2002)
•Variety of financial management roles, SCI (1996-2000)
OTHER POSITIONS
•Board Member, Riptide Waters, LLC
•Board Member, University of Texas McCombs Business School Advisory Council
•Senior Member, University of Texas MD Anderson Cancer Center Board of Visitors
•Member, The Wortham Foundation, Inc. Board of Trustees

PAST PUBLIC COMPANY BOARDS
•Texas Industries
•Chesapeake Energy
•Weingarten Realty Investors
FORMER POSITIONS
•Former Chairman and Member of the Board of Trustees, United Way of Greater Houston
•Former Board Member, Genesys Works
•Former Chairman and Member of the Board of Directors, Young Presidents' Organization Gold Houston Chapter

PRIOR BUSINESS EXPERIENCE
•President, Kinder Morgan, Inc. (2005-2013)
•Variety of financial management roles, Kinder Morgan, Inc. (2000-2005)
•President and Director, Altair Corporation (1999)
•VP and CFO First Data Analytics (1997-1999)
CURRENT PUBLIC COMPANY BOARDS
•Kinder Morgan, Inc.

OTHER BOARD POSITIONS
•Chair, Texas Children's Board of Trustees
•Member, Board of Overseers of the Hoover Institution at Stanford University
•Member, Board of Advisors of the Baker Institute at Rice University
PAST PUBLIC COMPANY BOARDS
•Sunnova Energy International, Inc.
•Weingarten Realty
•Star Peak Energy Transition Corp.
•Star Peak Corp. II

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

18	Service Corporation International

Corporate Governance at Service Corporation International

Sara Martinez Tucker, 70 Director Since: 2018	INDEPENDENT	Marcus A. Watts, 67 Director Since: 2012	LEAD INDEPENDENT

Committees:
Audit (Chair), Nominating and Corporate Governance
Occupation:
Former CEO, National Math & Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects
Education: The University of Texas at Austin MBA, McCombs School of Business, The University of Texas at Austin Skills & Qualifications:		Committees: Compensation, Executive, Nominating and Corporate Governance (Chair) Occupation: Former President, The Friedkin Group	Education: Texas A&M University Harvard Law School Skills & Qualifications:

DIRECTOR SUMMARY
Sara Martinez Tucker has extensive knowledge and experience gained through her various executive leadership roles. Her most recent executive experience and her role as the chair of a board business and technology committee provides the Board with invaluable experience and expertise in technology. She also provides strong leadership and executive experience through her previous role as Vice President with AT&T. Her background serving as the Department of Education’s undersecretary has given her specific insight into governmental processes and human capital management, as well as exposure to a variety of regulatory issues. Further, she possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

DIRECTOR SUMMARY
Marcus Watts’ executive role as former President of The Friedkin Group provides the Board with senior leadership expertise and experience from oversight of various branded business interests. His previous role as Vice Chair and Managing Partner-Houston of Locke Lord LLP, provides the Board with extensive regulatory and government experience. Additionally, he possesses significant marketing, brand management, and corporate governance knowledge developed by current and past service on the boards of other private and publicly traded companies. Uniquely, Mr. Watts also possesses rare and valuable industry experience through his extensive prior service as independent counsel to the Company as well as other entities engaged in the deathcare industry.

PRIOR BUSINESS EXPERIENCE
•Vice President, AT&T (1991-1996)
CURRENT PUBLIC COMPANY BOARDS
•American Electric Power
OTHER POSITIONS
•Member, University of Notre Dame’s Board of Fellows and Board of Trustees
•Board Member, Nationwide Mutual Insurance Company

PAST PUBLIC COMPANY BOARDS
•Cornerstone OnDemand, Inc.
•Xerox Corporation
•Sprint Corporation
FORMER POSITIONS
•CEO, National Math & Science Initiative (2013-2015)
•Former Chair (2017-2018), University of Texas System Board of Regents (2015-2019)
•Under Secretary of Education in the U.S. Department of Education (2006-2008)

PRIOR BUSINESS EXPERIENCE
•Vice Chair and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters
CURRENT PUBLIC COMPANY BOARDS
•Coterra Energy, Inc.
CURRENT OTHER BOARD POSITIONS
•Board Member, Highland Resources, Inc. (private real estate company)

PAST OTHER BOARD POSITIONS
•Former Chairman, Greater Houston Partnership
•Former Chairman, Board of Trustees, United Way of Greater Houston
•Former Board Chair, Federal Reserve Bank of Dallas (Houston Branch)
PAST PUBLIC COMPANY BOARDS
•Complete Production Services, Inc. (2007-2012), acquired by Superior Energy Services
•Cornell Companies (2001-2005)

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2026 Proxy Statement	19

Corporate Governance at Service Corporation International
Consideration of Director Nominees
The Nominating and Corporate Governance Committee understands that the Board member recruitment process is critical to providing strategic perspective while also bringing specific experience and expertise to a broad range of issues. Directors that reflect a diverse breadth of skills, experiences, perspectives, and personal characteristics are desired to provide a healthy environment for innovation and risk mitigation.
In discharging its responsibilities, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has also retained a third-party executive search firm to identify candidates.
The Committee considers many factors when evaluating a potential candidate including the current composition of the Board, the balance of independent Directors and the need for particular areas of expertise.
Currently the collective competencies include:

•Accounting and finance •Industry knowledge •Strategic insight	•Understanding and fostering leadership •Business judgment and executive/senior management expertise •Diverse experiences and backgrounds

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies.
The personal characteristics sought in prospective candidates include the following:

•Integrity, character, and accountability
•Ability to provide wise and thoughtful counsel on a broad range of issues
•Financial literacy and ability to read and understand financial statements and other indices of financial performance
•Ability to work effectively with mature confidence as part of a team
•Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities
•Commitment to prepare for and attend meetings and to be accessible to management and other Directors

After completing this evaluation process, the Committee makes a nomination recommendation to the full Board. The Board determines the nominee after considering the recommendation and report of the Committee.
In 2023, the Board of Directors adopted a bylaw change that provides shareholders a proxy access right for director nominations (see page 31 for more information).

20	Service Corporation International

Corporate Governance at Service Corporation International
Director Qualifications, Skills, and Experience
The Nominating and Corporate Governance Committee of the Board of Directors requires that certain general qualifications are met to serve on the Board. The Board believes that each of the nominees presented possess these general qualifications. In addition to the general qualifications, there are other unique qualifications important to serving on our Board, which are outlined in the table below. The mix of general and unique qualifications combined with each nominee's background, experience, and expertise allows us to have an effectively functioning Board that is well-equipped in its oversight capacity as stewards of the Company.
The following table describes the specific qualifications of our Board and desired skills and experience:

Element & Qualification	Description

Financial
SCI uses a broad set of financial metrics to measure its performance. Accurate financial reporting and robust auditing are critical to our success. We expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.

Government/ Regulatory	We operate in a heavily regulated industry. Directors with backgrounds in law or in government positions provide experience and insights that assist us in legal and regulatory compliance matters and in working constructively with governmental and regulatory organizations.

Human Capital Management
SCI has a large workforce, which is an important asset and key resource for the Company. Therefore, we seek individuals with experience in employee development, recruitment of key talent/personnel, succession planning, and oversight of Company culture.

Industry	The funeral and cemetery industry is unique and industry experience is rare. Directors with prior industry experience can help shape and develop the Company’s strategy.

Investments/ Financial Services
Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies. Our trust investments as of December 31, 2025 include $8.2 billion in preneed funeral and cemetery trusts and $1.6 billion in related receivables that are part of our $17.0 billion backlog of future revenue.

Marketing/ Brand Management
We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.

Real Estate/Business Development/ Mergers and Acquisitions (M&A)
We own a significant amount of real estate and we seek to grow through acquisitions and development of new business operations. Directors with experience in real estate provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate. Directors with backgrounds in business development and M&A provide insight into developing and implementing strategies for growing our business.

Risk Management
As a large corporation, we must effectively manage our enterprise risks to ensure long-term value. We seek Directors with experience in assessing and managing financial, operational, social, and other risks significant to the Company.

Technology or e-Commerce
Directors with education or experience in relevant technology, including cybersecurity, are helpful in understanding our efforts to enhance the customer experience as well as improve our internal processes and operations.

2026 Proxy Statement	21

Corporate Governance at Service Corporation International
Although the members of our Board each embody a broad range of backgrounds, experience, and expertise, the table below is intended to highlight only the top five qualifications for each Board member and the director nominee. These same skills/qualifications are also included in the Director's profiles as set forth in Proposal 1: Election of Directors.

Skill/Qualification	Coelho	Haussler	Hill	Loredo	Lund+	Ochoa+	Ryan	Shaper	Tucker+	Watts*+
Financial
Government/Regulatory
Human Capital Management
Industry
Investments/Financial Services
Marketing/Brand Management
Real Estate/Business Development/M&A
Risk Management
Technology or e-Commerce

Board Diversity
Gender Identity
Male
Female
Race/Ethnicity
White
African American or Black
Hispanic
*    Lead Independent Director
+    Director has experience conducting oversight of cybersecurity risk management across different industries.
Director Independence
The Board conducts an annual review and affirmatively determined 9 of the current 10 Directors and director nominee are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. Thomas L. Ryan is considered a non-independent Director.
Director Compensation
Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services. Thomas L. Ryan, who is also a paid executive Officer of the Company, does not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors includes cash and stock-based equity compensation.
Maintaining a market-based compensation program for our non-employee Directors enables the Company to attract and retain qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee periodically reviews our non-employee Director compensation levels and practices and compares them to comparable general industry companies in a revenue size and market capitalization range similar to SCI to ensure they are aligned with market practices, as well as to data presented in the annual NACD Director Compensation Report.
Components of Board Compensation:
•The annual Board cash retainer is $100,000.
•Additional cash retainers for leadership positions on the Board are as follows:
–Lead Independent Director - $30,000
–Audit Committee Chair - $25,000
–Compensation Committee Chair - $20,000
–Investment Committee Chair - $15,000
–Nominating and Corporate Governance Committee (NCGC) Chair - $15,000
•Annual stock grants are based on a target value of $190,000 per Director.

22	Service Corporation International

Corporate Governance at Service Corporation International
The Compensation Committee believes our total Director compensation package is competitive with market practices and is fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. The following table sets forth non-employee Director compensation for 2025, which was approved by the Nominating and Corporate Governance Committee.
2025 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Alan R. Buckwalter	$100,000	$190,008	$290,008
Anthony L. Coelho	100,000	190,008	290,008
Jakki L. Haussler, Investment Committee Chair	115,000	190,008	305,008
Victor L. Lund	100,000	190,008	290,008
Ellen Ochoa, Compensation Committee Chair	120,000	190,008	310,008
C. Park Shaper	100,000	190,008	290,008
Sara Martinez Tucker, Audit Committee Chair	125,000	190,008	315,008
W. Blair Waltrip(2)	25,000	—	25,000
Marcus A. Watts, NCGC Committee Chair and Lead Independent Director	145,000	190,008	335,008
Thad Hill	100,000	190,008	290,008
(1)Amounts in the Stock Awards column represent the annual stock grants based on a target value of $190,000 per Director.
(2)W. Blair Waltrip did not stand for election to the Board in 2025. His compensation above reflects amounts paid to him in 2025 while he was still an elected director.
Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines each Director is encouraged to hold SCI common stock with a fair market value of at least $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on the valuation of the shares held at year-end utilizing the closing price of SCI common stock on the last trading day of the previous year ($77.97 per share at December 31, 2025 or a minimum shareholding of 6,413 shares for 2026). The following graphic presents the current holdings for our Directors as of March 9, 2026. Further details are provided in the tables of Director and Officer shareholdings listed under “Voting Securities and Principal Holders."
SCI COMMON SHARES BENEFICIALLY OWNED

minimum shares of
6,413

Independent Directors	Non-Independent Director

AT MARCH 9, 2026, 90% OF DIRECTORS HAVE EXCEEDED THEIR OWNERSHIP GUIDELINE LEVELS FOR 2026.

2026 Proxy Statement	23

Corporate Governance at Service Corporation International
Board Structure and Operations
Leadership Structure
Over the past several years, we have enhanced our Board composition and governance framework, reflecting a deliberate focus on industry experience, refreshment, tenure, and strong independent oversight. Thomas L. Ryan, serving in the role of Chairman, allows our Chief Executive Officer to effectively guide the Board utilizing the insight and perspective he has gained leading the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth, and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting the Company.
Marcus A. Watts, serves as our Lead Independent Director. His unique background, including 26 years as a corporate and securities and governance lawyer, followed by 15 years of experience in strategic execution as President of the Friedkin Group, have made him particularly valuable in his role, providing the Board with seasoned counsel on governance best practices, strategy, and effective oversight processes. His leadership highlights the Board’s commitment to maintaining high governance standards and a focus on the company’s long-term strategy.
Since 2018, we have meaningfully refreshed our Board through the addition of new independent directors and the retirement of several long-tenured members. In 2018, Jakki L. Haussler and Sara Martinez Tucker joined the Board. In 2022, C. Park Shaper was nominated and elected to the Board. In 2025, Thad Hill was elected to the Board, and in 2026, Carl Loredo was nominated to serve as a director. Each of these new directors brings valuable expertise and diverse perspectives to the Board.
In 2023, Sara Martinez Tucker and Jakki L. Haussler were named Chair of the Audit Committee and Investment Committee, respectively. Three of our four Board committees are chaired by women with eight to eleven years of tenure at SCI, providing experienced leadership while reflecting our continued commitment to diverse backgrounds, refreshment, and governance excellence.
This strategic Board evolution has improved the overall tenure profile of our directors while preserving institutional knowledge and continuity. The result is a balanced mix of experienced directors and newer members who contribute fresh insights, strengthening our overall governance profile.

24	Service Corporation International

Corporate Governance at Service Corporation International
Lead Independent Director

Marcus A. Watts LEAD INDEPENDENT DIRECTOR
KEY DUTIES AND RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR
•Preside over all independent director executive sessions held on a regular basis
•Serve as liaison to the Chairman of the Board
•Engage in performance evaluation of Directors and CEO
•Interview Director candidates
•Communicate with shareholders as needed
•Consult with committee chairs
•Authorized to call a special meeting of the Directors
•Work with the Chairman on Board agenda, information, and meeting schedules

The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of management. Based on shareholder feedback, we strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Chairman of the Board.
The authority and responsibilities of the Lead Independent Director include, but are not limited to, the following:
•Call meetings of the Board. The Lead Independent Director is authorized to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.
•Preside over executive sessions. The Lead Independent Director presides at any meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.
•Serve as liaison to the Chair. The Lead Independent Director serves as the principal liaison between the independent Directors and the Chair. The Lead Independent Director is available to discuss any concerns the other independent Directors may have and to relay those concerns to the Chairman of the Board.
•Board information, agendas, and meeting schedules. The Lead Independent Director consults with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness, and timeliness of such information and consults with the Chair on the scheduling of Board meetings and setting their agendas.
•Engage in performance evaluation of Directors and CEO. The Lead Independent Director works with the Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including delivering evaluation feedback to them.
•Interview Director candidates. The Lead Independent Director interviews Director candidates along with members of the Nominating and Corporate Governance Committee.
•Communicate with shareholders. As requested and deemed appropriate, the Lead Independent Director is available for consultation and direct communication with shareholders and other stakeholders.
•Serve as the Board Chair on an interim basis. The Lead Independent Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.
•Perform other duties as requested. The Lead Independent Director performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.
•Consult with Committee Chairs. In performing the duties described above, the Lead Independent Director is expected to consult with the Chairs of the appropriate Board committees as needed and solicit their participation to avoid diluting the authority or responsibilities of such Committee Chairs.
Our Lead Independent Director improves corporate performance by taking responsibility for enhancing Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders. In 2016, we created role of Lead Independent Director and appointed Anthony Coelho, who served the Board in this role for seven years. In 2023, Marcus Watts was named as our new Lead Independent Director.

2026 Proxy Statement	25

Corporate Governance at Service Corporation International
Board Composition and Meetings
Independent Directors currently comprise 90% of the Board. Following the 2026 Annual Meeting, if the shareholders elect each Director nominee, independent Directors will also comprise 90% of the Board. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had 98% attendance, and each individual committee's meetings in 2025 had at least 94% attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, all of the Board members attended the Company’s 2025 Annual Meeting of Shareholders.
SCI 2025 BOARD MEETINGS AND DIRECTOR ATTENDANCE
Number of Meetings

Board

Audit

Compensation

Nominating and Corporate Governance

Investment
% = percentage of meetings attended by SCI Directors
There were no material issues or circumstances in 2025 that required an Executive Committee meeting.
Executive Sessions
At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by non-management Directors and without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any comments to the non-management Directors, using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.
Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities ensuring that matters important to SCI have the appropriate focus and each committee’s role is effective. Currently, the Board has four standing committees.
While each committee has designated committee members, every Director may attend any committee meeting they so choose. The Board has adopted a written charter for each of these Board committees. These charters are available on SCI’s website at https://investors.sci-corp.com/governance. Information about each committee for 2025 is provided below.

26	Service Corporation International

Corporate Governance at Service Corporation International
Audit Committee

Sara Martinez Tucker CHAIR	Other members: Jakki L. Haussler Thad Hill Victor L. Lund	Meetings in 2025: Eight Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Integrity of the financial statements
•Engagement, qualifications, independence, and performance of the independent registered public accounting firm
•Scope and results of the independent registered public accounting firm's report
•Performance and effectiveness of our internal audit function
•Policies with respect to risk assessment and risk management, including cybersecurity risk
•Quality and adequacy of our internal controls, including the review of cybersecurity controls
•Financial reporting and disclosure matters
AUDIT COMMITTEE IN 2025
The Audit Committee met eight times in 2025, and the Committee attendance record was 97%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally, the Committee meets regularly with individual members of management to discuss relevant matters. Lastly, the Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays an important role in assessing the management of financial risk. The report of the Audit Committee can be found beginning on page 32. Sara Martinez Tucker has served as Chair of the Audit Committee since 2023.

Compensation Committee

Ellen Ochoa CHAIR	Other members: Anthony L. Coelho C. Park Shaper Marcus A. Watts	Meetings in 2025: Four Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Oversight of SCI's executive and director compensation and benefits policies and programs
•Compensation for the Chairman and CEO
•Review and approval of compensation for all other executive Officers
•Determination of appropriate individual and Company performance measures
•Approval of all executive employment contracts
•Compliance with SCI stock ownership guidelines for Officers
•Risk assessment of SCI’s compensation programs
•Retention and evaluation of the Company’s compensation consultants
COMPENSATION COMMITTEE IN 2025
The Compensation Committee met four times in 2025 with a 100% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 35.

2026 Proxy Statement	27

Corporate Governance at Service Corporation International
Investment Committee

Jakki L. Haussler CHAIR	Other members: Alan R. Buckwalter Thad Hill Ellen Ochoa	Meetings in 2025: Four Each member of the Investment Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Oversight of SCI’s preneed and perpetual care trust funds; short-term cash policy; SCI’s Investment Operating Committee, led by SCI executives; as well as SCI's wholly-owned registered investment advisor (RIA) subsidiary and a third-party RIA consultant
•Management and performance of the trust funds, performance of the independent trustees, and changes to investment managers made by the trustees
•Ongoing review of investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned RIA subsidiary and third-party RIA consultant
•Review of SCI’s primary funeral preneed insurance provider
INVESTMENT COMMITTEE IN 2025
The Investment Committee met four times in 2025, and the Committee attendance record was 94%. In 2025, the Committee provided guidance on monitoring and improving the structure of SCI's preneed and perpetual care trust portfolios and conducted oversight of the independent trustees' performance. Additionally, the Committee monitored the transition and the financial condition of the Company’s primary prearranged funeral insurance provider. Jakki L. Haussler has served as Chair of the Investment Committee since 2023.

Nominating and Corporate Governance Committee

Marcus A. Watts CHAIR	Other members: Anthony L. Coelho Victor L. Lund C. Park Shaper Sara Martinez Tucker	Meetings in 2025: Four Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Composition of the Board and Board committees
•Identification and recruitment of new candidates for the Board
•Review process for renomination of current Board members and nominees recommended by shareholders
•Development of corporate governance principles and practices
•SCI’s ESG policies and certain risks
•Succession planning for CEO and other SCI executives
•Performance evaluation of the CEO and Directors
•Self-evaluation of the Board and Board committees
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE IN 2025
The Nominating and Corporate Governance Committee (NCGC) met four times in 2025, and the Committee attendance record was 100%. In 2019, the charter was updated to reflect the NCGC is responsible for the oversight of the Company's ESG policies. During 2025, the NCGC reviewed ESG matters that were presented by the newly formed ESG Steering Committee. Marcus A. Watts has served as Lead Independent Director since 2023. In 2025, the NCGC presented Thad Hill as a nominee for the Board, who was elected the same year. In 2026, the NCGC presented another nominee for the Board for election, Carl Loredo.

28	Service Corporation International

Corporate Governance at Service Corporation International
Executive Committee

Thomas L. Ryan CHAIR	Other members: Anthony L. Coelho Victor L. Lund C. Park Shaper Marcus A. Watts	Meetings in 2025: None

KEY OVERSIGHT RESPONSIBILITIES
•Authorization to exercise many of the powers of the full Board between Board meetings
•Meets in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue
EXECUTIVE COMMITTEE IN 2025
The Executive Committee did not meet in 2025 as all matters were handled at the regular Board meetings.

Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.
The Nominating and Corporate Governance Committee also oversees a Director peer review as part of the annual renomination review process and for the ongoing professional development of Board members.
Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of each Board committee and the specific areas they address. The focus of continuing education for Directors is on developing educational sessions that the Directors find meaningful and useful. These may range from educational sessions specific to matters facing SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Board encourages Directors' attendance at education programs that are offered by various universities, institutes, etc. Finally, Board members periodically perform site visits to SCI facilities individually or as a group. In 2025, Board members visited our funeral home and cemetery combination facility, Rose Hills Memorial Park and Mortuary, in Whittier, California. During the visit, Board members toured the location and learned about the diverse and unique customs of the families we serve in our market. Our associates, representing a wide variety of demographics and roles, also shared impactful stories with our Board members, showcasing their passion and commitment to Service Excellence.
Board Oversight and Key Responsibilities
Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy. The Board has experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves constructive engagement between our senior management and the Board. Our Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration the Company’s long-term strategy with global economic, consumer, and other significant trends within our industry. In February 2024, senior management presented an in-depth outlook on the Company's strategy in a special meeting with the Board. Discussions in the boardroom are enhanced with periodic visits to locations, which provide Directors an opportunity to see strategy execution first hand.

2026 Proxy Statement	29

Corporate Governance at Service Corporation International
Risk Oversight
The Board has oversight responsibility for the Company’s enterprise risk management with Committees overseeing certain delegated risks. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the entire Board. Examples of delegated risks include, among others:
•The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance as well as overseeing cybersecurity risks.
•The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs.
•The Investment Committee has oversight of risks relating to the investment of trust funds and our primary funeral preneed insurance provider.
The full Board oversees the risk assessments of the above mentioned committees and management, as well as enterprise risk management.
Environmental, Social, and Governance (ESG) Oversight
The oversight of environmental, social, and governance matters is the responsibility of the Nominating and Corporate Governance Committee. Since 2020, the Nominating and Corporate Governance Committee has reviewed matters presented by the ESG Steering Committee. The ESG Steering Committee and the Cybersecurity and Data Governance Executive Steering Committee are composed of members of senior management to ensure awareness and involvement among company leadership of these issues. For more information on our ESG efforts, please refer to our Sustainability Report, which is available on our website at https://investors.sci-corp.com.

BOARD OF DIRECTORS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee has broad oversight of ESG matters. Other Committees are delegated oversight of certain ESG issues; for example, the Audit Committee oversees cybersecurity risks.

CEO AND SENIOR EXECUTIVE OFFICERS

ESG STEERING COMMITTEE

Formed in 2020, this cross-functional team’s purpose is to support the Company’s ongoing commitment to managing human capital, the health and safety of employees and client families, corporate social responsibility, corporate governance, sustainability, environmental impacts, and other public policy matters relevant to the Company.

CYBERSECURITY AND DATA GOVERNANCE EXECUTIVE STEERING COMMITTEE

Formed in 2016, this cross-functional committee oversees the Company’s cybersecurity position and reviews the management and mitigation of cybersecurity risks and potential incidents. Members from senior leadership include the Chief Financial Officer, President, the Senior Vice President of Operations Services, the General Counsel and the Vice President of Information Technology, among others. The Cybersecurity and Data Governance Executive Steering Committee regularly receives briefings from the Assistant Vice President of Information Technology Security on the cybersecurity threat landscape, risks, incidents and data security programs. Management is responsible for identifying and managing cybersecurity risks and regularly reports to the Audit Committee on these matters.
The Audit Committee is the primary committee for overseeing cybersecurity risks with the Board receiving updates on a quarterly basis. In 2022, the Audit Committee charter was updated to reflect the Committee's oversight of cybersecurity risk. The Board recognizes the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents to the Company.

30	Service Corporation International

Corporate Governance at Service Corporation International
Human Capital Management and Culture Oversight
Our human capital management and talent development efforts go beyond the senior management level. Leaders at all levels are responsible for fostering an environment that supports a positive culture with high ethical standards. We are committed to maintaining a respectful, rewarding, diverse, and inclusive work environment that allows our associates to develop the skills they need for success. The Board, along with management, provides oversight and guidance on compensation, benefits, recruiting, retention, and culture. We continue to invest in our associates’ wages and training and continuously enhance our policies to create a better workplace. We are committed to enhancing our associates’ experience through listening to our associates and utilizing best in class tools and technologies, which allow us to remain relevant with our client families. We believe these actions have resulted in a more engaged and effective workforce that is better equipped to serve our customers in today’s rapidly changing environment.
Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by the:
•Holders of at least 10% of the outstanding stock entitled to be voted at such meeting;
•Board of Directors;
•Chairman of the Board;
•Chief Executive Officer; or
•President.
Shareholder Proxy Access
Our bylaws provide shareholders, or a group of up to 20 shareholders, a proxy access right with the following terms:
•Shareholders will have the ability to nominate the greater of 2 persons or 20% of the Board.
•Shareholders must own 3% of outstanding stock continuously for at least three years to qualify.

2026 Proxy Statement	31

Audit Committee Matters

Proposal to Ratify the Selection of the Independent Registered Public Accounting Firm

The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

The Audit Committee of the Board of Directors of the Company recommends PricewaterhouseCoopers LLP (“PwC”) serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026. A representative of PwC typically attends the Annual Meeting, and such representative will have the opportunity to make a statement and be available to respond to appropriate questions. The Audit Committee submits the selection of PwC for shareholders’ ratification at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection.
Report of the Audit Committee
Purpose
The primary purpose of the Audit Committee is assisting the Board of Directors in fulfilling its independent and objective oversight responsibilities by:
•Ensuring the integrity of the Company’s financial statements,
•Ensuring the Company’s compliance with legal and regulatory requirements;
•Reviewing the independent registered public accounting firm’s qualifications, independence and performance; and
•Overseeing the performance of the Company’s internal audit function.
The Audit Committee schedules its meetings with management and the independent registered public accounting firm (currently PwC) at least once each quarter. Additionally, the Audit Committee meets separately in an executive session with the independent registered public accountants and internal auditors. Further details of the Audit Committee’s functions are located in the section entitled “Board Structure - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, https://investors.sci-corp.com/governance and available in print to anyone who requests it.
Committee Membership
Each member of the Audit Committee is independent, as defined by the NYSE rules, financially literate, and is limited to serving on no more than three audit committees of public companies, inclusive of the Company's Audit Committee. The Board of Directors has designated all members of the Audit Committee as Financial Experts as defined by the rules of the Securities and Exchange Commission (the "SEC"). Sara Martinez Tucker has served as Chair of the Audit Committee since 2023.
The Audit Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the NYSE, including those related to independence, as applicable.
Audit Committee Responsibilities
The Audit Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance.
The independent registered public accounting firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.

32	Service Corporation International

Audit Committee Matters
The Audit Committee reviews and discusses the following with management and the independent auditors:
•Quarterly financial statements and the annual audited financial statements of the Company, including the Company’s specific disclosures included in Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•Earnings releases and guidance provided to analysts and rating agencies;
•Any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and
•Issues as to the adequacy of the Company’s internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.
Meeting Structure
The Audit Committee may request that any Director, Officer, or associate of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide information requested by the Committee. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee may exclude from its meetings any person(s) it deems appropriate to carry out its responsibilities.
The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. The Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent public accountants, and the performance of the internal audit function.
The Audit Committee reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board. Discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the transparency of disclosures in the Company’s consolidated financial statements.
Finally, the Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also included discussions of audit and non-audit fees as well as an evaluation of the Company’s significant financial policies and accounting systems and controls.
The Audit Committee reviewed the independence of the independent registered public accounting firm considering the compatibility of their non-audit services with maintaining their independence from the Company. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Audit Committee

Sara Martinez Tucker, Chair	Jakki L. Haussler	Thad Hill	Victor L. Lund
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. As such, all of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees(1)	Audit-related fees(2)	Tax fees(3)	All other fees(4)	Total
2025	$6,981,000	$148,106	$343,800	$47,000	$7,519,906
2024	$7,043,620	$140,950	$325,600	$2,000	$7,512,170
(1)Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, reviews of the Company’s quarterly reports on Form 10-Q, comfort letter, and fees related to statutory audits.
(2)Audit-related fees in both periods related to statutory procedures performed in Canada.
(3)Fees for tax services for both years related to LLC tax return preparation for our consolidated trust funds.
(4)All other fees include California greenhouse gas reporting services in 2025 as well as the Company's disclosure checklist tool in both years.

2026 Proxy Statement	33

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors recommends that Shareholders vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

In accordance with Section 14A of the Exchange Act and the related SEC rules, we are asking shareholders to approve, on an advisory and annual basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our NEOs is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures. The Compensation Committee believes this alignment promotes the creation of long-term shareholder value and positions the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program and the compensation awarded to NEOs under the current program fulfill this objective.
We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation programs and practices achieve the Compensation Committee’s objective of linking pay and performance.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote in 2025 when approximately 88% of the shares voted were in favor of the NEO compensation.

34	Service Corporation International

Executive Compensation
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2025, all of whom are collectively referred to as the “Named Executive Officers” or "NEOs".
Our NEOs for 2025 were:

Thomas L. Ryan	Chairman of the Board and Chief Executive Officer
Eric D. Tanzberger	Executive Vice President, Chief Financial Officer
Sumner J. Waring, III	President
Elisabeth G. Nash	Senior Vice President, Operations Services
John H. Faulk	Senior Vice President, Chief Operating Officer
The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are:
•aligning executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity, and
•attracting, motivating, rewarding, and retaining the broad-based management talent required to achieve our corporate objectives.
Executive Summary
Pay for Performance and Corporate Strategy
We have aligned our executive compensation programs with our long-term strategy. Actions taken to achieve the performance compensation measures are creating long-term value for our shareholders and other stakeholders.
OUR STRATEGY: GROW REVENUE, LEVERAGE SCALE, AND INVEST CAPITAL

GROW REVENUE:
We plan to grow revenue by remaining relevant to our customers as their preferences evolve through a combination of price, product, and service differentiation strategies. Growing our preneed sales will drive future revenue growth. In 2025, revenue was $4.3 billion and we sold over $2.6 billion in preneed funeral and cemetery sales production.

LEVERAGE SCALE:
We leverage our scale by optimizing our network through the use of technology, which benefits our preneed backlog. Our scale also enables us to achieve cost efficiencies by maximizing our purchasing power and utilizing economies of scale through our supply chain channel.

IMPLEMENTING OUR CORE STRATEGY ALLOWS US TO CREATE SHAREHOLDER VALUE	Growing revenue and leveraging our scale increases cash flow, which enables us to:

INVEST CAPITAL:
We continue maximizing capital investment opportunities in a disciplined and balanced manner to deliver the highest relative return. Our priorities for investing our capital are: 1) investing in acquisitions and building new funeral service and cemetery locations, 2) returning excess cash to shareholders, and 3) managing debt. In 2025, we invested $180 million in acquisitions and new build opportunities and returned $645 million to shareholders through dividends and share repurchases. We also executed a new credit facility agreement that meaningfully improved liquidity, reduced pricing, extended our average debt maturities, and provided increased flexibility in our terms and covenants.

2026 Proxy Statement	35

Executive Compensation
Performance Compensation Measures
Annual Performance-Based Incentive Plan:
•Normalized Earnings Per Share: Growth of normalized earnings per share through increasing revenue and leveraging our scale enhances shareholder value.
•Normalized Free Cash Flow Per Share: Growth in normalized free cash flow per share through normalized EPS growth and effective working capital and maintenance capital management is tied directly to our strategy to effectively invest capital and also enhance shareholder value.
•Comparable Preneed Production: Comparable preneed production is the percentage change versus prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian currency. Preneed sales production is driving market share growth, adding stability to our future revenue stream and creating value for our shareholders.
•Modifier - Customer Satisfaction Ratings: Inclusion of our customer satisfaction rating, specifically Google stars, aligns our NEOs’ compensation with our operational performance and success in remaining relevant with our customers and communities.
Long-Term Incentive Plan:
•Total Shareholder Return: As we grow revenue and leverage our scale, we increase our cash flow allowing the Company to invest capital through enhanced shareholder value delivering superior total shareholder return.
•Modifier - Normalized Return on Equity: Growth in return on equity is the long-term result of effectively implementing our core strategy of growing revenue, leveraging our scale, and investing capital as described above compared to the S&P MidCap 400® over the life of the vesting period.
Performance Summary
Our management has a strong focus on delivering profitable growth and returning value to our shareholders utilizing our long-term growth strategy as discussed above. This long-term focus has contributed significantly to the Company’s total shareholder return (TSR) over the long term as illustrated below.
SCI TSR COMPARED TO S&P MidCap 400®

10-Year Total Shareholder Return +255% 2015-2025

SCI	S&P MidCap 400®
As of December 31, 2025 and includes the reinvestment of dividends | Source: S&P Capital IQ

36	Service Corporation International

Executive Compensation
2025 Company Performance
•Adjusted earnings per share was $3.85, which represents a 12% growth on a compounded annual basis since pre-pandemic 2019.
•Adjusted operating cash flow decreased 1% over the prior year to $966 million, well above the high end of our expectations. Excluding cash taxes and special items in both years, year to date net cash provided by operating activities increased $108 million, or 11%.
•Total preneed funeral and cemetery sales production increased by 2.3% over the prior year to $2.6 billion, as cemetery sales production growth was offset by decreasing funeral sales production, primarily due to volatility associated with our transition from trust to insurance-funded contracts for non-funeral home production.
•Enhanced total company value by investing capital of $180 million in acquisitions and new build opportunities and returning $645 million to shareholders through dividends and share repurchases.
•Achieved a cumulative total shareholder return (TSR) of 255% over the last ten fiscal years, significantly outpacing the return of our peer group and the S&P MidCap 400® of 177%. The peer group comprises Carriage Services, Inc. and Matthews International Corp.
2025 COMPANY PERFORMANCE MEASURES
Earnings Per Share (EPS)
Operating Cash Flow (OPCF) (in millions)
Preneed Sales Production (in millions)
GAAP - Generally Accepted Accounting Principles
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A in this Proxy Statement for disclosures and reconciliations to the appropriate GAAP measure.

2026 Proxy Statement	37

Executive Compensation
Key Features of Our Compensation Programs
Over the course of the past several years, the Compensation Committee, in conjunction with senior management, improved the alignment of our compensation programs with the interests of our shareholders. In addition, the Committee modified or eliminated certain components of our compensation programs to better align the programs with prevailing market practice. The following are highlights of our compensation programs.

What We Do	What We Don't Do
  We pay for performance. A significant portion of the compensation of our NEOs is directly linked to the Company’s performance, as demonstrated by the historical payouts related to our annual and long-term incentive plans. (see page 39 for compensation breakdown)
  We require stock ownership. Our stock ownership guidelines require each of the Company Officers to hold Company stock with a value linked to a multiple of their respective salaries and to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until stock ownership guidelines are met.
  We have claw-back provisions. Our claw-back provisions may be triggered in certain circumstances. If triggered, the provisions allow the Company to recoup annual performance-based incentives, stock options, restricted stock, and performance units. (see page 45 for further details).
  We require an orderly transition for retirement eligibility. Eligibility for retirement treatment, including accelerated vesting of equity awards, is conditioned upon the employee's satisfactory transition of responsibilities.
  We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
  We require double-trigger equity vesting upon a
change-in-control.
  We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discuss executive compensation along with other important governance topics regularly as part of our outreach program. In 2025, we engaged with shareholders representing approximately 54% of the Company's common stock as part of our Proxy Outreach program. (see page 8 for further details)

  We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.
  We do not allow hedging or pledging. Our policies prohibit Officers and Directors from hedging or pledging their SCI stock ownership.
  We do not allow the repricing of stock options. Our policies prohibit subsequent alterations of stock option pricing without shareholder approval.

Consideration of 2025 “Say-on-Pay” Vote
At our Annual Meeting of shareholders held on May 6, 2025, approximately 88% of the shares voted were in favor of the proposal to approve NEO compensation (“say-on-pay” vote). The Compensation Committee believes this indicates a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our NEOs with the interests of our shareholders. In early 2025, we engaged with shareholders representing approximately 54% of the Company’s common stock prior to our Annual Shareholder Meeting. Through our ongoing shareholder outreach efforts each year, we hope to better understand the viewpoints of our shareholders and are able to explain how our decisions align with our strategic goals.
In May 2023, we disclosed that at our 2023 annual meeting, shareholders voted in favor of holding annual say-on-pay votes. In accordance with this vote, the Company will hold say-on-pay votes annually, until the next required vote on the frequency of shareholder votes on executive compensation, which in accordance with applicable law, is scheduled to occur at the 2029 annual meeting.
Compensation Philosophy and Process
The Company’s compensation philosophy is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy provides compensation opportunities within a competitive range of target pay levels among general industry companies of comparable size and scope (see the “Peer Comparator Group” in Annex B in this Proxy Statement). Incentive programs provide opportunities to exceed target compensation levels through annual and long-term incentives paid in cash and stock. However, if performance targets are not met, the resulting performance-based award payouts will be below target levels. We believe these target levels of

38	Service Corporation International

Executive Compensation
direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. When making annual compensation decisions, the Compensation Committee reviews each NEO’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.
The Compensation Committee reviews comparative market information, including benchmarking data presented by the Committee's independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian") - see page 47 of this Proxy Statement for further information on the Compensation Committee's retention of Meridian. For the Chairman and CEO, the Compensation Committee is responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other NEOs, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. On the basis of its review of market data, input from the CEO and Meridian, and other relevant factors, the Compensation Committee sets each NEO's annual base salary, annual performance-based incentives, and long-term incentives for that year.
In 2025, the Compensation Committee reviewed total compensation design components and determined that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
CEO Pay and Performance Alignment
The graph below displays the relationship between our CEO's total annual realized compensation and the five-year total shareholder return of the Company and the S&P 400 MidCap®. The Company realized cumulative total shareholder return (TSR) of 72% over the last five fiscal years, outperforming the return of the S&P 400 MidCap® TSR of 55%.
CEO PAY AND PERFORMANCE ALIGNMENT

Other Compensation
Long-Term Incentive Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
SCI TSR
S&P 400 MidCap® TSR

Total Direct Realized Compensation Pay Components
The graphs below display the CEO's and other NEOs' mix of total direct compensation, with each component expressed as a percentage of total direct compensation.
CEO DIRECT COMPENSATION
OTHER NEO DIRECT COMPENSATION

9%	Annual Base Salary
17%	Annual Performance-Based Incentive Compensation
64%	Long-Term Incentive Compensation
10%	Other Compensation

18%	Annual Base Salary
23%	Annual Performance-Based Incentive Compensation
47%	Long-Term Incentive Compensation
12%	Other Compensation

IN 2025, 81% OF OUR CEO'S COMPENSATION AND 70% OF OUR OTHER NEOs' COMPENSATION WAS PERFORMANCE-BASED OR STOCK-BASED.

2026 Proxy Statement	39

Executive Compensation
Compensation Elements Link to Shareholder Value
We have aligned our executive compensation programs with the interests of our shareholders and our corporate strategy through various measures that drive our business. See the following pages for more details on the elements of our compensation program and how it is linked to our corporate strategy and shareholders’ interests.

Component	Description	Link to Shareholder Value	How We Determine Amount

Annual Base Salary page 41	Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent capable of driving superior performance.	We consider individual performance, oversight responsibility, and competitive benchmarking.

Annual Performance-Based Incentive Compensation page 41
Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. The Plan includes a modifier based on Google star ratings (online customer satisfaction ratings).
Rewards the achievement of short-term financial and operational objectives we believe are primary drivers of long-term shareholder value.
The Compensation Committee establishes performance metrics that will drive the current performance of the Company and enhance shareholder value. The 2025 measures included:
•Normalized Earnings Per Share
•Normalized Free Cash Flow
•Comparable Preneed Sales Production
•Modifier - Google star ratings (online customer satisfaction ratings)

Long-Term Incentive Compensation page 42	Stock Options –granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and rewards growth in the value of our stock price.
The Compensation Committee considers several factors in determining the total long-term incentive compensation including Peer Comparator Group benchmark pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the current economic environment. Once the total target value is established for each NEO, we calculate and grant to the NEO (i) the number of stock options with a value equal to one-third of the total target value, (ii) the number of shares of restricted stock with a value equal to one-third of the total target value, and (iii) the number of performance units with a value equal to one-third of the total target value.

	Restricted Stock –awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year.	Supports the retention of key executive and management talent and fosters a culture of ownership.

Performance Units –the performance unit plan, denominated in shares, measures the three-year cumulative total shareholder return (“TSR”) relative to the constituents of the S&P MidCap 400® index and is governed by a normalized return on equity (ROE) benchmark floor tied also to the S&P MidCap 400® index.
Incentivizes management to achieve Company TSR and ROE performance that exceeds the broader market over a multi-year period.

Other Compensation page 44	Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provides financial security for retirement.	The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.

	Perquisites and Personal Benefits – reasonable benefits as described on page 44.	Enhances executive performance by facilitating effective management of personal matters.

40	Service Corporation International

Executive Compensation
Annual Base Salary
We target the base salary levels of our NEOs within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 47. We believe these levels are appropriate to motivate and retain our NEOs, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. In the first quarter of 2025, the Compensation Committee made the adjustments reflected below to maintain alignment with market benchmarks for each executive and in recognition of the officers’ strong performance during 2024.

	2025 Salary	2024 Salary	$ Change	% Change
Thomas L. Ryan	$1,200,000	$1,200,000	$—	—%
Eric D. Tanzberger	700,000	670,000	30,000	4.5%
Sumner J. Waring, III	700,000	670,000	30,000	4.5%
Elisabeth G. Nash	580,000	570,000	10,000	1.8%
John H. Faulk	550,000	490,000	60,000	12.2%
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our NEOs on financial and operational objectives that the Compensation Committee believes are primary drivers of shareholder value over time. In the first quarter of 2025, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our NEOs.
Incentive Targets
The Compensation Committee established each NEO’s target opportunity for 2025 consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieved the performance targets established by the Compensation Committee, NEOs would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals established a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period. The Compensation Committee will occasionally make adjustments to the target awards based on consideration of benchmark pay levels for each executive and in recognition of strong performance. The target awards for the NEOs for 2025 were as follows. The targets remained the same for all individuals except two — Thomas L. Ryan's target increased from 135% to 140% and John H. Faulk's target increased from 80% to 90%.

Target Award (% of Base Salary)
Thomas L. Ryan	140%
Eric D. Tanzberger	100%
Sumner J. Waring, III	100%
Elisabeth G. Nash	80%
John H. Faulk	90%
Performance Measures
We believe normalized earnings per share and free cash flow per share drive the performance of the Company and enhance shareholder value. Comparable preneed cemetery property production is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use and the receivable from the customer is deemed collectible. While recognition of all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, such production is driving future market share growth, adding stability to our future revenue stream, and creating future value for our shareholders over the long term. The 2025 performance measures were similar to the performance measures utilized in 2024 and are outlined below:
•Normalized Earnings per Share, which we calculated by applying a 2025 targeted 25.5% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude certain non-routine items as described below. The targeted effective tax rate is held constant for calculating our incentive compensation and therefore does not change throughout the year.

2026 Proxy Statement	41

Executive Compensation
•Normalized Free Cash Flow per Share, which we calculated by beginning with our cash flows from operating activities and (1) deducting 2025 forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (2) utilizing the forecasted amounts of cash taxes paid in 2025 related to normal operating activities, and (3) dividing the result by the reported weighted average diluted number of shares outstanding in 2025.
•Comparable Preneed Production is the percentage of growth over prior year of combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian dollars with no currency translation impact.
•Modifier - Inclusion of customer satisfaction ratings, specifically Google stars, aligns our NEOs’ compensation with our operational performance and success in remaining relevant with our customers.
The Compensation Committee believes it is appropriate to exclude certain non-routine items from the performance measures to encourage appropriate decision-making regarding operations and capital investments. For 2025, the Compensation Committee approved the exclusion of net gains or losses on dispositions, currency gains/losses, losses associated with the early extinguishment of debt, estimates of certain legal matters, and restructuring expense. The Compensation Committee also considered a level of share repurchases in 2025 consistent with our historical experience in setting the targets. The difference between the target and actual repurchases did not materially affect the attainment of the normalized earnings per share or normalized free cash flow per share performance measures.
For 2025, we weighted each of the performance measures at one-third. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2025. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation.
As part of the 2025 plan, the annual performance-based incentive also included a modifier related to online customer satisfaction ratings, specifically Google stars, aligning our NEOs’ compensation with our operational performance and success in remaining relevant with our customers. This modifier allows the Compensation Committee to adjust the annual performance-based incentive downward if our online customer satisfaction ratings fall below an average of 4.25. For 2025, we exceeded the target with an average rating of 4.67; therefore, the annual performance-based award payout was not modified.
The 2025 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.
2025 PERFORMANCE TARGETS AND ACTUAL PERFORMANCE

Performance Measure	Threshold(1)	Target(2)	Max(3)	Actual Performance(4)	Payout Percentage
Normalized Earnings Per Share	$3.62	$3.85	$4.07	$3.81	85%	137% 2025 Total Payout Percentage (of Target)
Normalized Free Cash Flow Per Share	$3.53	$3.75	$3.98	$4.30	200%
Comparable Preneed Production(5)	96.0%	100.0%	104.0%	101.0%	126%
(1)Performance above threshold but less than target results in a payout of up to 100%.
(2)Performance at target results in a 100% payout; performance above target but less than max results in payout between 100% and 200%, respectively.
(3)Performance at max or above max results in a 200% payout.
(4)Normalized EPS of $3.81 differs from adjusted EPS of $3.85 primarily because normalized EPS uses a 25.5% targeted tax rate (vs. 25.0%) and excludes the impact of foreign currency gain/loss, which adjusted EPS includes.
(5)Expressed as a percentage of comparable 2025 performance compared to 2024.
As a result of the foregoing and giving effect to the weightings described above, our NEOs earned annual performance-based incentives paid in cash at 137% of their individual incentive targets. The actual dollar amounts of the payouts are set forth as indicated by footnote (2) to the Summary Compensation Table on page 49.
Long-Term Incentive Compensation
We believe that the grant of annual equity-based awards further aligns the interests of our NEOs with those of the Company’s shareholders. To best align these interests, we grant our NEOs a mix of equity awards, which include stock options, restricted stock, and performance units. These long-term incentive ("LTI") awards are important components of total compensation.
In February 2025, the Compensation Committee set each NEO’s 2025 total target value of long-term incentive compensation. In developing this total target value, the Compensation Committee considered several factors including Peer Comparator Group benchmark LTI pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the then current economic environment. Once the target value was established for each NEO, we calculated and granted to the NEO (i) the number of stock options that had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock that had a value equal to one-third of the total target value, and (iii) the number of performance units that had a value equal to one-third of the total target value. The grants were made in February 2025. This mix of equity awards is designed to focus our NEOs on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns.

42	Service Corporation International

Executive Compensation
Stock Options
Stock options provide NEOs a reward value that is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
Restricted stock with service-based vesting provisions promotes retention of our NEOs and encourages stock ownership. The restricted stock awards vest at a rate of one-third per year.
Performance Units
Performance units reward NEOs for the delivery of shareholder returns that compare favorably to similarly available public company investments over a multi-year period. Effective for the 2022 performance unit awards, the performance unit plan measures the three-year cumulative total shareholder return (“TSR”) relative to the constituents of the S&P MidCap 400® index. Since SCI does not have many direct performance peers, the Compensation Committee determined that the S&P MidCap 400® is an appropriate comparator set for measuring Relative TSR as it reflects our broad competition for investor capital. Performance units are denominated in shares, which improves shareholder alignment as the underlying unit value fluctuates with our stock price.
Relative TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the S&P MidCap 400® index, with dividend reinvestment during the same period. Relative TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders and (ii) provides a useful means of comparing Company performance relative to the broader market.
The performance units also apply a normalized return on equity (ROE) modifier to the TSR metric. The normalized ROE modifier reduces the indicated performance factor by 25% if SCI's average normalized ROE over the three-year performance period does not outperform the three-year ROE average of the S&P MidCap 400® companies. The S&P MidCap 400® (of which SCI is included) provides a benchmark of our performance to companies with which we compete for investor capital at the time the performance units are granted. We cap performance unit payments at the Target amount if our absolute TSR is negative. For the 2023-2025 performance period, the average normalized ROE for SCI was 33.2% versus the S&P MidCap 400® three year ROE average of 11.2%; therefore, the performance factor was not modified.
PERFORMANCE TARGETS AND 2023-2025 ACTUAL PERFORMANCE

Performance Factor Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive(1)	SCI(2) Actual Performance Factor
Maximum	75th Percentile or greater	200%	2023-2025 Performance Cycle Against Peers At 48th Percentile 93% Performance Factor
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	—%
(1)Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
(2)SCI's three-year 2023-2025 TSR performance was 19%, which was between the 25th - 50th percentile of the TSR of the constituents of the S&P MidCap 400® index, resulting in a 93% performance factor.
For the 2025-2027 performance cycle, the Compensation Committee granted performance units with performance opportunities ranging from 0% to 200% of the share units as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI’s relative TSR ranking is at the 50th percentile of the TSR of the constituents of the S&P MidCap 400® index at the end of the performance cycle at December 31, 2027.

2026 Proxy Statement	43

Executive Compensation
Other Compensation
Retirement Plans
To help retain and recruit executive level talent, the Company implemented an Executive Deferred Compensation Plan in 2005. This plan allows for an annual retirement contribution by the Company of up to 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. In addition to the Company contributions, the plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2026, the Company made the following contributions under the plan with respect to 2025 service and performance for our NEOs:

Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$262,746	$360,251	$622,997
Eric D. Tanzberger	124,478	170,671	295,149
Sumner J. Waring, III	124,478	170,671	295,149
Elisabeth G. Nash	91,211	125,059	216,270
John H. Faulk	92,148	126,345	218,493
We also offer a 401(k) plan to our associates, including our NEOs. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $24,500, excluding the $8,000 catch-up contributions for eligible participants age 50 and older and additional $3,250 higher catch-up contributions for eligible participants between ages of 60 and 63. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an associate's salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our NEOs that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to attract, motivate, reward, and retain the executive talent required to achieve our corporate strategy:
•Financial and legal planning and tax preparation — encourages critical document preparation and financial planning advice for effective tax and retirement planning.
•Supplemental medical reimbursements — this insured benefit product covers out-of-pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.
•Enhanced life insurance — this life insurance program generally covers approximately 3.5 times the NEO's annual salary and target bonus.
•Use of Company aircraft — our NEOs are allowed limited use of aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes. The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.

44	Service Corporation International

Executive Compensation
Further Executive Compensation Practices and Policies
Provisions Regarding Clawbacks
Executive Officers
In 2023, we adopted an incentive award recoupment policy for seeking the return (clawback) of excess incentive-based compensation that executive officers received that is based on a material error in a previously issued financial statement resulting in a required accounting restatement. The scope of potential recovery extends to incentive-based compensation received by any current or former executive officer who served at any time during the three fiscal years prior to when a restatement becomes required. Incentive compensation includes any cash bonus awarded under the Company's annual incentive plan and any equity-based awards granted pursuant to our Company's long-term incentive plans that are earned, paid/granted or vested wholly (or in part) upon the attainment of any financial reporting measure of the Company.
If the circumstances for recoupment are triggered, the Company could seek to recover from the executive officer the following erroneously awarded compensation:
•The amount of incentive compensation received that exceeds the amount of incentive compensation that otherwise would have been received had the amount of incentive compensation been determined based on the restated financial reporting measures, computed without regard to any taxes paid by the executive officer or by the Company on the executive officer’s behalf.
•For incentive compensation based on total shareholder return or Company stock price, where the amount of erroneously awarded compensation cannot be recalculated from information in an accounting restatement, the amount of erroneously awarded compensation is based on a reasonable estimate by the Compensation Committee of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received.
Under the policy, the Company may not provide executive officers with indemnity or insurance to insulate them from recovery. The policy applies to all compensation received on or after October 2, 2023.
Other Officers
In addition, we have provisions for seeking the return (clawback) from our Officers (who are not named executive officers) of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions cover the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions are triggered if the Board of Directors determines that an Officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company could seek to recover from the offending Officer the following:
•The actual annual performance-based incentive paid in cash to the Officer must be returned, but only if the original payment would have been lower if it had been based on the restated financial results.
•Vested and unvested options are cancelled and gains from sales of exercised stock options at any time after the filing of the incorrect financial statements must be returned.
•The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements must be returned and any remaining unvested restricted stock awards are forfeited.
•Any unpaid performance unit award is forfeited and Officer must repay the entire amount of the performance unit award payment if the award is paid after the ending date of the period covered by the incorrect financial statements.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing Directors, Officers and employees with regard to transactions involving the Company’s securities, including purchases and sales of common stock, which is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations. The policy was updated in 2023 to reflect the SEC's amendments to Rule 10b5-1, which relate to 10b5-1 trading plan requirements.
Practices Regarding Timing of Equity Grants
The Compensation Committee authorizes all equity awards during its regularly scheduled quarterly meeting in February each year. The scheduling of this February meeting is established by the Compensation Committee during a meeting the prior November. By the time the Compensation Committee meets in February, the Company has already announced its year-end earnings and filed its Form 10-K for that period. All agreements for equity grants have the same effective date as the date of the Compensation Committee’s February meeting. While the Company does not maintain a formal policy on the issuance of equity awards, it does not, and has not, coordinated the release of material non-public information (MNPI) to influence the value of executive compensation. Furthermore, the Company believes the current grant timing approach effectively reduces the likelihood of issuing awards while in possession of MNPI.

2026 Proxy Statement	45

Executive Compensation
Stock Ownership Guidelines and Retention Requirements
We have stock ownership guidelines for Officers. Stock ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company-sponsored 401(k) plan, grants of restricted stock, and shares retained after exercise of stock options. The policy requires an Officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that Officer has met the ownership guidelines.
For each Officer, the stock ownership guideline is the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new Officer has an initial period of five years to achieve the target ownership level.
The table below sets forth our current ownership guidelines for our NEOs and their holdings, excluding stock options, as of March 9, 2026 (further details are provided in the footnotes to the tables of Director and Officer shareholdings listed under the “Voting Securities and Principal Holders”).

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, Chairman of the Board and Chief Executive Officer	6	89,253	113	1,683,216	(1)
Eric D. Tanzberger, Executive Vice President and Chief Financial Officer	4	34,709	20	175,841
Sumner J. Waring, III, President	4	34,709	36	308,319
Elisabeth G. Nash, Senior Vice President, Operations Services	3	21,941	29	213,781
John H. Faulk Senior Vice President, Chief Operating Officer	3	21,569	8	57,410
(1) Includes 157,899 shares held in family trusts over which Thomas L. Ryan has investment control but is not a trustee.

AT MARCH 9, 2026, OUR NAMED EXECUTIVE OFFICERS HAVE EXCEEDED THEIR OWNERSHIP GUIDELINE LEVELS FOR 2026.

Policies on Hedging and Pledging
In 2013, we established policies to prohibit Officers and Directors from hedging or pledging their SCI stock ownership. These policies apply only to Officers and Directors. All officers and members of the Board are prohibited from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of their ownership of the Company’s equity securities, including, but not limited to, prepaid forward contracts, options, puts, calls, equity swaps, collars, other derivative instruments, or any other similar type of financial transaction, or (ii) holding equity securities of the Company in a margin account or pledging equity securities of the Company as collateral for a loan or for any other type of financial transaction.
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Thomas L. Ryan, Eric D. Tanzberger, Sumner J. Waring, Elisabeth G. Nash and John H. Faulk. These agreements have current terms expiring December 31, 2026. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the NEOs’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of the NEOs and other officers with employment agreements in effect and the terms and conditions of their employment and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, our executive employment agreements do not include any obligation to pay tax gross-ups in the event of a change in control of the Company. For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” beginning on page 55.

46	Service Corporation International

Executive Compensation
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the executive management talent required to achieve our corporate strategy. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a potential distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant and features that are commonly used by other publicly traded companies. We require double-trigger vesting upon change in control for equity awards. For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” on page 57.
How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relationship to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:
•Reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;
•Determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;
•Ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and
•Approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2025 were Anthony L. Coelho, Jr., Ellen Ochoa, C. Park Shaper, and Marcus A. Watts. No member of the Compensation Committee in 2025 is an Officer or employee of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2025 included preparation of competitive benchmarking reviews regarding the executive compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In November 2024, in its consideration of 2025 compensation for the NEOs, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the NEOs, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Comparator Group”). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Comparator Group for 2025 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Comparator Group based on company size parameters. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model. For example, the Company sells preneed contracts (approximately $2.6 billion in 2025) that are substantially deferred into its growing backlog that will be recognized as future revenue at the time of need or when the services and merchandise are provided. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of $8.2 billion in preneed funeral and cemetery trusts and $1.6 billion in related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of more than 25,000 employees, including approximately 3,800 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Comparator Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Comparator Group used to inform 2025 pay decisions comprised 181 companies set forth in Annex B in this Proxy Statement, against which SCI is positioned near or above the median in terms of revenue, market capitalization, and enterprise value. The Peer Comparator Group does not include Carriage Services, Inc., a direct industry competitor, as it did not meet the relevant financial criteria for inclusion.

2026 Proxy Statement	47

Executive Compensation
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Committee reviewed the 2025 total compensation design components and determined that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this Proxy Statement include this Compensation Discussion and Analysis.
COMPENSATION COMMITTEE

Ellen Ochoa, Chair	Anthony L. Coelho	C. Park Shaper	Marcus A. Watts

48	Service Corporation International

Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth information for each year in the three-year period ended December 31, 2025 with respect to NEOs. The determination as to which executive Officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Thomas L. Ryan Chairman of the Board Chief Executive Officer	2025	$1,200,000	$5,871,996	$2,566,663	$2,303,280	$1,280,330	$13,222,269
	2024	1,200,000	6,031,169	2,436,226	1,162,890	944,604	11,774,889
	2023	1,200,000	5,155,621	2,292,620	1,489,914	1,118,573	11,256,728
Eric D. Tanzberger Executive Vice President Chief Financial Officer	2025	700,000	1,601,486	699,997	959,700	526,545	4,487,728
	2024	670,000	1,511,182	609,920	480,948	446,667	3,718,717
	2023	650,000	1,310,454	584,955	597,805	486,410	3,629,624
Sumner J. Waring, III President	2025	700,000	1,601,486	699,997	959,700	547,944	4,509,127
	2024	670,000	1,436,638	580,548	480,948	400,698	3,568,832
	2023	650,000	1,232,241	549,555	597,805	468,236	3,497,837
Elisabeth G. Nash Senior Vice President, Operations Services	2025	580,000	812,109	355,009	636,144	336,795	2,720,057
	2024	570,000	830,133	335,197	327,332	255,171	2,317,833
	2023	540,000	727,852	325,350	397,310	317,068	2,307,580
John H. Faulk Senior Vice President Chief Operating Officer	2025	550,000	709,186	309,999	678,645	367,111	2,614,941
	2024	490,000	620,058	250,534	281,391	253,707	1,895,690

(1)The Stock Awards column, which includes the Performance Unit Plan denominated in shares, and the Option Awards column set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 11 to the consolidated financial statements included in the SCI 2025 Annual Report on Form 10-K.
(2)The Non-Equity Incentive Plan (EIP) column includes annual performance incentive paid in cash.
(3)See 2025 All Other Compensation table below for more information.

2026 Proxy Statement	49

Executive Compensation
2025 ALL OTHER COMPENSATION TABLE

Name	Contributions To Deferred Compensation Plan(1)	Contributions to 401(k) Plan(1)	Life Insurance Related(2)	Perquisites and Other Personal Benefits(3)		Total All Other Compensation
Thomas L. Ryan	$798,866	26,250	27,105	428,109	(4)	$1,280,330
Eric D. Tanzberger	364,301	26,250	7,716	128,278	(5)	526,545
Sumner J. Waring, III	364,301	26,250	8,597	148,796	(6)	547,944
Elisabeth G. Nash	262,857	26,250	18,567	29,121	(7)	336,795
John H. Faulk	255,536	23,969	4,794	82,812	(8)	367,111
(1)The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2025, (ii) performance contribution for 2025, and (iii) a restoration match for the 2024 plan year paid in 2025.
(2)The amounts represent payments for term life insurance premiums or supplemental life insurance.
(3)The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of the engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses incurred that are not reimbursed to the executive by the Company’s health insurance.
(4)For Thomas L. Ryan, includes $380,581 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.
(5)For Eric D. Tanzberger, includes $110,973 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(6)For Sumner J. Waring, III, includes $116,491 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(7)For Elisabeth G. Nash, includes $12,886 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(8)For John H. Faulk, includes $50,508 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

50	Service Corporation International

Executive Compensation
Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2025 with the four lines pertaining to:
•First line - Annual Performance-Based Incentives Paid in Cash
•Second line - Performance Units, granted February 19, 2025
•Third line - Restricted Stock, granted February 19, 2025
•Fourth line - Stock Options, granted February 19, 2025
GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Ryan	—	1,680,000	3,360,000
				8,201	32,805	65,610					3,294,507
							32,805				2,577,489
								128,077	78.57	78.89	2,566,663
Eric D. Tanzberger	—	700,000	1,400,000
				2,237	8,947	17,894					898,520
							8,947				702,966
								34,930	78.57	78.89	699,997
Sumner J. Waring, III	—	700,000	1,400,000
				2,237	8,947	17,894					898,520
							8,947				702,966
								34,930	78.57	78.89	699,997
Elisabeth G. Nash	—	464,000	928,000
				1,134	4,537	9,074					455,637
							4,537				356,472
								17,715	78.57	78.89	355,009
John H. Faulk	—	495,000	990,000
				991	3,962	7,924					397,892
							3,962				311,294
								15,469	78.57	78.89	309,999
The material terms of each element of compensation are described in the “Compensation Discussion and Analysis.”
In the table above, the performance unit grants are valued using a Monte Carlo valuation at the grant date. In addition, the 2025 performance units provide for pro-rata vesting in the event of (i) death, (ii) disability, (iii) at the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro-rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target if the executive is terminated without cause or resigns for good reason within the time period that begins 60 days before a change in control and ends two years after a change in control, or if the acquiring company fails to assume or replace the outstanding equity upon the change of control. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) upon a change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.

2026 Proxy Statement	51

Executive Compensation
Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options, restricted stock awards, and performance unit plan share awards that have not vested as of the end of our last completed fiscal year.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	253,391	—		$42.63	2/20/2027	67,306	$5,247,849	201,410	$15,703,938
	352,000	—		50.82	2/19/2028
	235,000	—		49.59	2/17/2029
	200,000	—		59.76	2/16/2030
	90,666	45,334	(1)	70.34	2/15/2031
	47,000	94,000	(2)	69.98	2/14/2032
	—	128,077	(3)	78.57	2/19/2033
Eric D. Tanzberger	54,800	—		$49.59	2/17/2029	17,633	1,374,845	52,154	4,066,447
	46,800	—		59.76	2/16/2030
	23,133	11,567	(1)	70.34	2/15/2031
	11,766	23,534	(2)	69.98	2/14/2032
	—	34,930	(3)	78.57	2/19/2033
Sumner J. Waring, III	44,000	—		$59.76	2/16/2030	17,175	1,339,135	50,294	3,921,423
	21,733	10,867	(1)	70.34	2/15/2031
	11,200	22,400	(2)	69.98	2/14/2032
	—	34,930	(3)	78.57	2/19/2033
Elisabeth G. Nash	34,500	—		$42.63	2/20/2027	9,324	726,992	27,994	2,182,692
	44,700	—		50.82	2/19/2028
	30,200	—		49.59	2/17/2029
	28,100	—		59.76	2/16/2030
	12,866	6,434	(1)	70.34	2/15/2031
	6,466	12,934	(2)	69.98	2/14/2032
	—	17,715	(3)	78.57	2/19/2033
John H. Faulk	24,600	—		$42.63	2/20/2027	7,502	584,931	21,844	1,703,177
	32,700	—		50.82	2/19/2028
	22,400	—		49.59	2/17/2029
	19,100	—		59.76	2/16/2030
	9,266	4,634	(1)	70.34	2/15/2031
	4,833	9,667	(2)	69.98	2/14/2032
	—	15,469	(3)	78.57	2/19/2033
(1)These unexercisable options expiring 2/15/2031 vest 100% on 02/15/2026.
(2)These unexercisable options expiring 2/14/2032 vest 50% each on 02/14/2026 and 02/14/2027.
(3)These unexercisable options expiring 2/19/2033 vest 33% each on 02/19/2026, 02/19/2027, and 02/19/2028.
(4)The restricted stock for each person in the table vests as follows:

52	Service Corporation International

Executive Compensation

	Shares Vesting 03/05/2026	Shares Vesting 03/05/2027	Shares Vesting 03/05/2028	Total Shares Vesting
Thomas L. Ryan	33,569	22,802	10,935	67,306
Eric D. Tanzberger	8,694	5,956	2,983	17,633
Sumner J. Waring, III	8,383	5,809	2,983	17,175
Elisabeth G. Nash	4,664	3,147	1,513	9,324
John H. Faulk	3,640	2,541	1,321	7,502
(5)These unearned performance unit plan share units vest as indicated below upon attainment of certain performance goals based on our three-year TSR as discussed in the Compensation Discussion and Analysis. Based on our 2025 performance exceeding the target goals, the share unit amounts and fair values disclosed in this table and the vesting schedule below represent the maximum awards, which could change over the remaining performance period.

	PUP Share Units Vesting 02/17/2026	PUP Share Units Vesting 02/16/2027	PUP Share Units Vesting 02/15/2028	Total PUP Share Units Vesting
Thomas L. Ryan	64,600	71,200	65,610	201,410
Eric D. Tanzberger	16,420	17,840	17,894	52,154
Sumner J. Waring, III	15,440	16,960	17,894	50,294
Elisabeth G. Nash	9,120	9,800	9,074	27,994
John H. Faulk	6,600	7,320	7,924	21,844
Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last fiscal year on an aggregated basis.
OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	235,609	$10,192,177	—	$—
Eric D. Tanzberger	80,800	2,481,385	26,226	2,050,054
Sumner J. Waring, III	86,400	2,485,650	8,013	632,546
Elisabeth G. Nash	42,400	1,644,783	1,447	114,226
John H. Faulk	29,100	1,263,583	3,450	272,343
(1)Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 21,985 shares with a value of $1,715,270 for Eric D. Tanzberger.
Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for our executive officers, in which the NEOs participate. The plan allows for Company contributions, including annual contributions of up to 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions. If the participant retires on or after age 60 with ten years of service or age 55 with 20 years of service, the Compensation Committee may in its sole discretion elect to immediately vest 100% of the unvested contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral.

2026 Proxy Statement	53

Executive Compensation
The following tables provide information pertaining to contributions, earnings, and other information under the Executive Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION IN 2025

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$3,184,651	$798,866	$5,194,345	$(925,196)	$80,964,020
Eric D. Tanzberger	423,728	364,301	475,157	(1,976,870)	8,343,165
Sumner J. Waring, III	90,012	364,301	1,356,604	(269,789)	11,579,132
Elisabeth G. Nash	935,595	262,857	2,094,711	—	33,897,554
John H. Faulk	93,807	255,536	567,143	(208,169)	4,986,298
(1)These executive contributions were made in 2025 and are included in the Summary Compensation Table for the year 2025 in the amounts and in the table titled Executive Contributions in 2025 below.
(2)The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.
(4)The amounts below include reported contributions included in the Summary Compensation Table for years prior to 2025 and are included in the table titled Cumulative Contributions from Previous Years below.
EXECUTIVE CONTRIBUTIONS IN 2025

			Stock Awards
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$115,385	$116,290	$364,990	$2,587,986
Eric D. Tanzberger	41,917	28,857	—	352,954
Sumner J. Waring, III	41,917	48,095	—	—
Elisabeth G. Nash	231,816	196,398	256,826	250,555
John H. Faulk	65,668	28,139	—	—
The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:
CUMULATIVE CONTRIBUTIONS FROM PREVIOUS YEARS

Thomas L. Ryan	$52,563,652
Eric D. Tanzberger	10,633,839
Sumner J. Waring, III	6,253,987
Elisabeth G. Nash	2,662,726
John H. Faulk	259,095

54	Service Corporation International

Executive Compensation
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2025, the available measurement funds and their respective returns were as follows:

Fund Name	2025 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	18.04%
Advisor Managed Portfolio - Conservative Allocation	9.06%
Advisor Managed Portfolio - Growth Allocation	16.05%
Advisor Managed Portfolio - Moderate Allocation	11.62%
Advisor Managed Portfolio - Moderate Growth Allocation	13.99%
American Funds IS New World - Class 1	28.60%
Charles Schwab S&P 500 Index	17.83%
ClearBridge Variable Small Cap Growth - Class I	9.23%
Dimensional VA International Value	45.64%
Dimensional VA US Targeted Value	8.95%
Dimensional VIT Inflat-Protect Secs I	7.55%
Fidelity VIP Growth - Initial Class	14.90%
Fidelity VIP Investment Grade Bond - Initial Class	7.22%
Goldman Sachs VIT Gov't Money Market - Instl Shares	4.20%
Janus Henderson VIT Enterprise - Instl Shares	7.67%
MFS Mid Cap Value - Initial Class	5.98%
MFS VIT II International Intrinsic Value - Initial Class	33.26%
MFS VIT III Global Real Estate - Initial Class	3.53%
NYLI VP MacKay High Yield Corp Bond - Initial Class	6.87%
PIMCO VIT Emerging Markets Bond - Admin Shares	14.98%
SCI General Account Fund	3.00%
SCI Stock Fund	(2.32%)
Thrivent Series Small Cap Index	5.80%
Vanguard VIF Diversified Value	16.83%
Vanguard VIF International	19.97%
Vanguard VIF Mid Cap Index	11.54%
Vanguard VIF Short-Term Investment-Grade	6.85%
Vanguard VIF Total International Stock Market Index	32.04%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant or beneficiary may elect a lump sum payment within 60 days.
Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the NEOs. These agreements have current terms expiring December 31, 2026. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 9, 2026, the base salaries for Thomas L. Ryan, Eric D. Tanzberger, Sumner J. Waring, III, Elisabeth G. Nash and John H. Faulk are $1,200,000, $700,000, $700,000, $590,000, and $580,000, respectively.

2026 Proxy Statement	55

Executive Compensation
Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Prorated Bonus”), and (iii) continuation of health benefits for eighteen months for the family members who previously had coverage. In the event of termination of employment due to disability, the executive or his estate is entitled to receive (i) his salary during the period beginning on the date Company determines that executive is disabled and ending twenty-four (24) weeks thereafter, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Prorated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:
•a lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”);
•an amount equal to his or her target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”); and
•continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
Upon termination of his or her employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change of control includes any of the following:
•any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);
•our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);
•consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or
•our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:
•more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
•no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
•a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.

56	Service Corporation International

Executive Compensation
Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to NEOs in the event of a termination of employment. The amount of compensation payable to each NEO(1) in each situation is listed in the tables below. In addition, each NEO is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2025.”
EXECUTIVE PAYMENTS AND BENEFITS UPON TERMINATION AS OF DECEMBER 31, 2025

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$4,703,280	$2,857,126	$3,503,280	$10,320,000
	Long-Term Incentives	—	11,654,132	11,654,132	11,654,132	14,342,330
	Other Benefits	—	5,713,745	5,666,392	12,666,391	5,713,745
	Total	—	22,071,157	20,177,650	27,823,803	30,376,075
Eric D. Tanzberger	Salary and Bonus	—	2,359,700	1,282,777	1,659,700	4,900,000
	Long-Term Incentives	—	3,009,824	3,009,824	3,009,824	3,721,805
	Other Benefits	—	906,141	864,859	3,864,860	906,141
	Total	—	6,275,665	5,157,460	8,534,384	9,527,946
Sumner J. Waring, III	Salary and Bonus	—	2,359,700	1,282,777	1,659,700	4,900,000
	Long-Term Incentives	—	2,897,682	2,897,682	2,897,682	3,597,857
	Other Benefits	—	221,677	180,395	3,180,395	221,676
	Total	—	5,479,059	4,360,854	7,737,777	8,719,533
Elisabeth G. Nash	Salary and Bonus	—	1,796,144	903,836	1,216,144	3,596,000
	Long-Term Incentives	—	1,619,732	1,619,732	1,619,732	1,990,883
	Other Benefits	—	679,730	648,135	3,648,135	679,731
	Total	—	4,095,606	3,171,703	6,484,011	6,266,614
John H. Faulk	Salary and Bonus	—	1,778,645	932,491	1,228,645	3,630,000
	Long-Term Incentives	—	1,257,315	1,257,315	1,257,315	1,564,819
	Other Benefits	—	172,856	125,502	3,125,502	172,856
	Total	—	3,208,816	2,315,308	5,611,462	5,367,675

Below is a description of the assumptions that were used in creating the table above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the individual's employment agreements. See “Executive Employment Agreements” above. At December 31, 2025, each of the employment agreements had a term expiring December 31, 2026. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options; accelerated vesting for voluntary termination at retirement occurs at the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.

2026 Proxy Statement	57

Executive Compensation
Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur at the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion preceding the table “Nonqualified Deferred Compensation in 2025” above.
Under the columns “Involuntary Not for Cause Termination”, “Disability”, “Death”, and “Change of Control: Involuntary or Good Reason Termination”, the tables include the accelerated vesting of the unvested amounts in the Executive Deferred Compensation Plan. Under the columns, “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The table also includes life insurance proceeds under the “Death” column.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 31, 2025 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, and seasonal employees who were employed at that date. After identifying the median employee, we calculated annual 2025 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 49 of this Proxy Statement. The median employee’s 2025 total compensation was $44,512. The CEO’s 2025 annual total compensation was $13,222,269, which is 297 times the annual total compensation of the median employee (excluding the CEO).
We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Pay Versus Performance
As discussed in the Compensation Discussion and Analysis beginning on page 35, our Compensation Committee has implemented an executive compensation program designed to link our NEOs’ compensation to the achievement of SCI’s financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2025, 2024, 2023, 2022, and 2021.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table (SCT) Total Compensation for CEO(1)	Compensation Actually Paid to CEO(1),(2),(4)	Average SCT Total Compensation for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1),(3),(4)	Cumulative TSR	Peer Group Cumulative TSR(5)	Post-Tax Net Income (In thousands)	Normalized Earnings Per Share(6)
2025	$13,222,269	$10,630,358	$3,582,963	$3,110,029	$172.08	$118.47	$542,614	$3.81
2024	11,774,889	17,758,374	2,818,182	4,401,771	173.30	115.96	518,648	3.48
2023	11,256,728	11,187,121	3,001,820	2,971,933	146.35	117.15	537,317	3.44
2022	12,736,183	14,191,951	3,528,998	4,193,758	145.27	102.87	565,338	3.85
2021	11,708,035	29,259,594	3,229,307	6,124,407	146.81	157.86	802,939	4.53
(1)For years 2021, 2022, 2023 and 2024, Thomas L. Ryan was our CEO and Eric D. Tanzberger, Sumner J. Waring, III, and Steven A. Tidwell were included in Other NEOs. For years 2021 and 2022, Gregory T. Sangalis was included in Other NEOs. Gregory T. Sangalis effectively retired on March 22, 2023 and was replaced as a NEO by Elisabeth G. Nash. For years 2023 and 2024, Elisabeth G. Nash was included in Other NEOs. Steven A. Tidwell effectively retired on October 1, 2024. For year 2024, John H. Faulk was added to the individuals comprising the Other NEOs. For year 2025, Eric D. Tanzberger, Sumner J. Waring, III, Elisabeth G. Nash and John H. Faulk were included in Other NEOs.
(2)To calculate the amounts in the "Compensation Actually Paid to CEO" column in the table above, the following amounts were deducted from and added to (as applicable) our CEO's "Total" compensation as reported in the SCT:

58	Service Corporation International

Executive Compensation

Compensation Actually Paid to CEO	2025	2024	2023	2022	2021
Total Compensation as Reported in SCT	$13,222,269	$11,774,889	$11,256,728	$12,736,183	$11,708,035
Pension and Equity Values Reported in SCT	(8,438,659)	(8,467,395)	(7,448,241)	(6,879,013)	(6,021,236)
Fair Value of Equity Compensation Granted in Current Year - Value at Year End	8,314,727	10,425,682	6,644,691	9,821,155	12,367,931
Dividends Paid on Unvested Restricted Share Awards	87,497	91,080	77,728	77,588	73,011
Change in the Fair Value of Awards Made in Prior Fiscal Years That Were Unvested at End of Current Fiscal Year	(2,069,313)	3,032,178	(194,998)	2,187,970	10,527,347
Change in the Fair Value of Awards Made in Prior Fiscal Years That Vested During Current Fiscal Year	(486,163)	901,940	851,213	(3,751,932)	604,506
Compensation Actually Paid to CEO	$10,630,358	$17,758,374	$11,187,121	$14,191,951	$29,259,594
(3)To calculate the amounts in the "Average Compensation Actually Paid to Other NEOs" column in the table above, the following amounts were deducted from and added to (as applicable) our Other NEOs "Total" compensation as reported in the SCT for that year:

Average Compensation Actually Paid to Other NEOs	2025	2024	2023	2022	2021
Total Compensation as Reported in SCT	$3,582,963	$2,818,182	$3,001,820	$3,528,998	$3,229,307
Pension and Equity Values Reported in SCT	(1,697,317)	(1,506,072)	(1,490,513)	(1,317,879)	(1,154,731)
Fair Value of Equity Compensation Granted in Current Year - Value at Year End	1,672,390	1,854,388	1,329,663	1,900,629	2,013,352
Dividends Paid on Unvested Restricted Share Awards	16,422	19,313	15,036	14,891	13,840
Change in the Fair Value of Awards Made in Prior Fiscal Years That Were Unvested at End of Current Fiscal Year	(378,916)	832,155	(39,400)	772,621	1,972,241
Change in the Fair Value of Awards Made in Prior Fiscal Years That Vested During Current Fiscal Year	(85,513)	383,805	155,327	(705,502)	50,398
Average Compensation Actually Paid to Other NEOs	$3,110,029	$4,401,771	$2,971,933	$4,193,758	$6,124,407
(4)The weighted average key assumptions utilized to determine the equity awards adjustments in the Compensation Actually Paid tables above were as follows:

Weighted Average Assumptions	2025	2024	2023	2022	2021
Dividend Yield	1.7%	1.7%	1.5%	1.6%	1.7%
Expected Volatility	26.8%	26.8%	27.4%	26.2%	24.2%
Risk-Free Interest Rate	4.0%	4.4%	4.2%	2.9%	0.4%
Expected Holding Period (Years)	2.9	2.6	2.6	2.1	2.1
Market Price of Stock	$77.52	$75.60	$70.10	$63.95	$60.74
Exercise Price	$68.39	$63.29	$56.64	$50.53	$45.67
(5)The Peer Group Cumulative TSR set forth in this table utilizes a custom group of peer companies (the “Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The Peer Group in 2024 comprises Carriage Services, Inc. and Matthews International Corp. as Hillenbrand spun off their industry related business and Park Lawn Corporation is no longer a public company. The Peer Group in 2021-2023 comprises Carriage Services, Inc., Hillenbrand Inc., Matthews International Corp., and Park Lawn Corporation. TSR is determined based on the value of an initial fixed investment of $100. Total return data assumes reinvestment of dividends.
(6)We believe normalized earnings per share drives the performance of the Company and enhances shareholder value. Normalized Earnings per Share is calculated by applying a targeted effective tax rate of approximately 25.1% to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude certain non-routine items as described in the Performance Measures section of the Compensation Discussion and Analysis (CD&A) on page 41. The following is the list of the metrics used by the Company to link the compensation of our NEOs to Company performance.

2025 Compensation Metrics (discussed in detail in the Compensation Discussion & Analysis section)
Normalized Earnings Per Share	Customer Satisfaction Ratings
Normalized Free Cash Flow Per Share	Total Shareholder Return
Comparable Preneed Production	Normalized Return on Equity

2026 Proxy Statement	59

Executive Compensation
COMPENSATION ACTUALLY PAID AND NORMALIZED EPS ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	Normalized Earnings Per Share
COMPENSATION ACTUALLY PAID AND POST-TAX NET INCOME ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	Post-Tax Net Income (in millions)
COMPENSATION ACTUALLY PAID AND TSR ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	SCI Cumulative TSR
—	Peer Group Cumulative TSR

60	Service Corporation International

Certain Transactions

In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, Officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chair. Then, the Committee or the Chair will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee reviewed and approved the following reported transactions:
In 2025, SCI Shared Resources, LLC, a subsidiary of the Company, paid $352,742 in compensation to Mr. Bryan Bentley in his capacity as an employee. Mr. Bentley is the son-in-law of Alan R. Buckwalter, a Director of the Company who will not stand for reelection as a member of the Board in 2026.
As approved by the Committee in 2025, the family of Sumner J. Waring, III, President, has had a relationship with SCI that began in 1996, when the family sold its business to SCI. Sumner Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in 2026 for which the Company paid rent of $200,000 in 2025. The total amount of real estate rent paid annually to Mrs. Waring's company is approximately 1% of the total rent paid by the Company for leasing real estate.

2026 Proxy Statement	61

Voting Securities and Principal Holders

Principal Holders of SCI Stock
The table below sets forth information with respect to any person who is known to the Company as of March 9, 2026 to be the beneficial owner of more than five percent of the Company’s Common Stock. As of March 9, 2026, 138,721,159 shares of the Company's shares were issued and outstanding.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Baillie Gifford & Co Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK	9,161,409	(1)	6.5%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,645,689	(2)	9.2%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 1935	14,888,561	(3)	10.1%
(1)This information is as of December 31, 2025 and is based solely on a Schedule 13 G/A filed with the SEC on February 5, 2026 by Baillie Gifford & Co., which reported sole voting power for 7,118,296 shares, shared voting power for no shares, sole dispositive power for 9,161,409, and shared dispositive power for no shares.
(2)This information is as of December 31, 2023 and is based solely on a Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc., which reported sole voting power for 12,961,542 shares, shared voting power for no shares, sole dispositive power for 13,645,689 shares, and shared dispositive power for no shares.
(3)This information is as of December 31, 2023 and is based solely on a Schedule 13 G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., which reported sole voting power for no shares, shared voting power for 80,247 shares, sole dispositive power for 14,649,589 shares, and shared dispositive power for 238,972 shares.

62	Service Corporation International

Voting Securities and Principal Holders
Executive Officer and Director Ownership of SCI Stock
The table below sets forth, as of March 9, 2026, the amount of the Company’s Common Stock beneficially owned by each NEO, each Director nominee, and all Directors and executive Officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned	Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class(4)
Thomas L. Ryan	1,683,216	1,313,083	2,996,299	2.1%
Eric D. Tanzberger	175,841	171,476	347,317	*
Sumner J. Waring, III	308,319	110,643	418,962	*
Elisabeth G. Nash	213,781	175,638	389,419	*
John H. Faulk	57,410	127,522	184,932	*
Alan R. Buckwalter	40,166	—	40,166	*
Anthony L. Coelho	48,288	—	48,288	*
Jakki L. Haussler	10,771	—	10,771	*
Thad Hill	2,514	—	2,514	*
Victor L. Lund	211,634	—	211,634	*
Ellen Ochoa	45,846	—	45,846	*
C. Park Shaper (1)	15,453	—	15,453	*
Sara M. Tucker	27,845	—	27,845	*
Marcus A. Watts (2)	71,815	—	71,815	*
Executive Officers and Directors as a Group (16 persons) (3)	2,912,899	1,898,362	4,811,261	3.4%
*    Less than one percent
(1)Includes 5,000 shares of SCI common stock, which are owned directly by Seis Holdings LLC. Mr. Shaper serves as the Chief Executive Officer for, and he and his spouse hold membership interests in Seis Holdings LLC. Mr. Shaper disclaims beneficial ownership of this common stock except to the extent of his pecuniary interest therein.
(2)Includes 10,971 shares held in family trusts of which Marcus Watts is trustee.
(3)W. Blair Waltrip did not stand for reelection to the Board in 2025. As of June 30, 2025, Mr. Waltrip had 1,179,305 shares of SCI common stock; however, Mr. Waltrip's holdings are not included in the overall total of executive and director ownership of SCI stock because Mr. Waltrip is not an elected member of the SCI Board as of record date.
(4)Shares outstanding plus options exercisable as of March 9, 2026 are 142,222,126.

2026 Proxy Statement	63

Voting Securities and Principal Holders
Introduction to Our 2026 Company Proposals
The following pages describe four proposals recommended by the Board of Directors.
Proposals 4 and 5 are intended to modernize and enhance the Company’s governing documents to provide the Board with appropriate flexibility to set the size of the Board and appoint directors as a part of its succession planning efforts.
•Proposal 4: Amend the Company’s Articles of Incorporation and Bylaws to reduce the minimum required number of directors.
•Proposal 5: Amend the Company’s Articles of Incorporation and Bylaws to permit the Board to increase the number of directors and fill newly created vacancies.
Proposal 6 is intended to mitigate unnecessary litigation and expense by providing for the limitation of officer liability to the extent permitted under the Texas Business Organizations Code.
•Proposal 6: Amend the Company’s Articles of Incorporation to limit the liability of officers as permitted by law.
Proposal 7 seeks shareholder approval of the 2026 Equity Incentive Plan, which is designed to support the Company’s pay-for-performance         philosophy by enabling the Company to continue to attract, retain, and motivate key employees and executives through equity-based incentives aligned with shareholder interests.
•Proposal 7: Approval of the 2026 Equity Incentive Plan.
To further promote shareholder participation and reduce broker non-votes, the Company has engaged Saratoga Proxy Consulting as its proxy solicitor. Saratoga Proxy Consulting will contact certain shareholders by telephone and mail to encourage timely voting.
The Board of Directors recommends a vote "FOR" each of these proposals.

64	Service Corporation International

Voting Securities and Principal Holders

Proposal to Amend the Company’s Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors

The Board of Directors recommends a vote “FOR” the proposal to amend the Company's Articles of Incorporation and Bylaws to reduce the minimum required number of directors.

The Board of Directors is requesting shareholder approval of an amendment to Article Twelve of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) and Article Two of the Company's Bylaws that would change the minimum required number of directors on our Board from nine to three directors and make certain updates and conforming changes, including eliminating outdated transitional provisions applicable to directors elected prior to the 2019 Annual Meeting of Shareholders (the “Proposed Board Range Amendment”). The maximum required number of directors will remain at fifteen directors.
Currently, Article Twelve of the Articles of Incorporation provides that the Board is to consist of not fewer than nine nor more than fifteen directors, with the exact number to be fixed from time to time by resolution of the Board.
The Board currently consists of ten directors. The Board regularly evaluates its size, structure, and composition to ensure it can function effectively while maintaining an appropriate balance of skills and expertise, consistent with governance best practices among public companies. The proposed reduction in the minimum number of directors will provide the Board with additional flexibility to address vacancies and director retirements without the need to immediately appoint new members to satisfy the current minimum threshold.
The Board has approved and recommended that shareholders approve the Proposed Board Range Amendment and is accordingly submitting the Proposed Board Range Amendment to shareholders for approval.
If approved, the Proposed Board Range Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Texas, which the Company intends to do promptly following the Annual Meeting. Our Board has approved a conforming amendment to Article Two of the Company’s Bylaws, subject to the approval by shareholders of the Proposed Board Range Amendment.
The general description of the Proposed Board Range Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Board Range Amendment set forth in Annex C to these proxy materials, with deletions indicated by strikeouts and additions indicated by underlining.
The Board reserves the right to abandon the Proposed Board Range Amendment at any time before it becomes effective, even if approved by shareholders.

2026 Proxy Statement	65

Voting Securities and Principal Holders

Proposal to Amend the Company’s Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies on the Board

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Articles of Incorporation and Bylaws to authorize the Board to fill newly created vacancies on the Board.

The Board of Directors is requesting shareholder approval of an amendment to Article Twelve of the Articles of Incorporation and Article Two of the Bylaws that would revise the provision governing how newly created director vacancies are filled to promote consistency with the Texas Business Organizations Code (“TBOC”) and make certain updates and conforming changes, including eliminating outdated transitional provisions applicable to directors elected prior to the 2019 Annual Meeting of Shareholders (the “Proposed Board Appointments Amendment”).
Currently, the Articles of Incorporation include a provision that restricts the Board's ability to increase the number of directors and appoint a director to fill a newly created position. The provision requires newly created vacancies on the Board to be filled at an annual or special shareholder meeting. The amendment would revise Article Twelve of the Articles of Incorporation to remove this restriction.
This change is intended to provide the Board with additional flexibility to increase the size of the Board and appoint an additional director, as appropriate, without the requirement and expense of either calling a special meeting of shareholders or delaying the timely appointment of a director whose experience and qualifications would complement the Board’s existing composition, until the next annual meeting of shareholders. The Board believes this amendment will support the Board’s ability to address evolving needs with respect to its composition and oversight responsibilities. The Board believes the proposed amendment will also align the Company’s governing documents more closely with the provisions of the TBOC relating to the filling of director vacancies and Board appointments.
The Board has approved and recommended that shareholders approve the Proposed Board Appointments Amendment and is accordingly submitting the Proposed Board Appointments Amendment to shareholders for approval.
If approved, the Proposed Board Appointments Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Texas, which the Company intends to do promptly following the Annual Meeting. Our Board has approved a conforming amendment to Article Two the Company’s Bylaws, subject to the approval by shareholders of the Proposed Board Appointments Amendment.
The general description of the Proposed Board Appointments Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Board Appointments Amendment set forth in Annex D to these proxy materials, with deletions indicated by strikeouts and additions indicated by underlining.
The Board reserves the right to abandon the Proposed Board Appointments Amendment at any time before they become effective, even if approved by shareholders.

66	Service Corporation International

Voting Securities and Principal Holders

Proposal to Amend the Company's Articles of Incorporation to Limit the Liability of Officers as Permitted by Law

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Articles of Incorporation to limit the liability of officers as permitted by law.

The Board of Directors is submitting proposed amendments to limit the liability of officers as permitted by law in our Restated Articles of Incorporation (the “Articles of Incorporation”) as described below. In 2025, the Texas Legislature enacted Senate Bill 2411, which amended the Texas Business Organizations Code (“TBOC”) to permit corporations to limit or eliminate the monetary liability of officers in certain circumstances, similar to the protections currently available to directors under our Articles of Incorporation. Consistent with these statutory amendments, the Board of Directors is requesting shareholder approval to amend Article Thirteen of the Company’s Restated Articles of Incorporation to provide for the limitation of liability of officers to the extent permitted by the TBOC and to make certain related conforming changes (the “Proposed Officer Exculpation Amendments”).
Background and Proposed Officer Exculpation Amendments
The TBOC has long permitted Texas corporations to limit the personal liability of directors for acts or omissions in their capacity as directors, subject to certain exceptions. Recent legislative amendments now permit Texas corporations to extend similar personal liability limitations to officers.
The Articles of Incorporation currently include such a limitation for directors but not for officers. The Proposed Officer Exculpation Amendments would resolve this discrepancy by adding language in Article Thirteen limiting the personal liability of officers to the fullest extent permitted by the TBOC.
Under the TBOC, any limitation of personal liability for directors or officers would apply only to the extent permitted by law and would not apply to liability for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith that constitute a breach of duty or involve intentional misconduct or a knowing violation of law, (iii) transactions from which the person derived an improper benefit or (iv) acts or omissions for which liability is expressly provided by applicable statute.
If the TBOC is amended in the future to authorize further limitations on the personal liability of directors or officers, the limitation on personal liability provided in Article Thirteen would apply automatically to the fullest extent permitted by the TBOC, without requiring further action by the Board of Directors or Shareholders. The Proposed Officer Exculpation Amendments also make conforming and clarifying changes to more closely align Article Thirteen with the TBOC, including updates to reflect statutory terminology and structure.
Reasons for the Proposed Changes Related to Officer Exculpation
The Board of Directors unanimously recommends that Shareholders approve the Proposed Officer Exculpation Amendments to the Company’s Restated Articles of Incorporation for the following reasons:
•The Company’s officers operate in a complex, evolving business and regulatory environment and are frequently required to make significant decisions under time constraints. Providing for the limitation of personal liability, to the extent permitted by the TBOC, would support officers in exercising their business judgment in the best interests of the Company and its Shareholders.
•The Proposed Officer Exculpation Amendments appropriately balance Shareholders’ interest in accountability with the Company’s interest in attracting and retaining qualified officers and remaining competitive with other corporations that have adopted, or may adopt, similar protections.
•The Proposed Officer Exculpation Amendments may reduce the costs and burdens associated with meritless litigation.
•The Proposed Officer Exculpation Amendments would align the protections available to officers with those already available to the Company’s directors, to the fullest extent permitted by the TBOC.
Given the limited scope of claims subject to officer exculpation under the TBOC, the Board believes the Proposed Officer Exculpation Amendments would not adversely affect Shareholders’ rights.

2026 Proxy Statement	67

Voting Securities and Principal Holders
The Board has approved and recommended that Shareholders approve the Proposed Officer Exculpation Amendments and is accordingly submitting the Proposed Officer Exculpation Amendments to Shareholders for approval. If approved, they will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Texas, which the Company intends to do promptly following the Annual Meeting.
The general description of the Proposed Officer Exculpation Amendments set forth above is qualified in its entirety by reference to the text of the Proposed Officer Exculpation Amendments set forth in Annex E to these proxy materials, with deletions indicated by strikeouts and additions indicated by underlining.
The Board reserves the right to abandon the Proposed Officer Exculpation Amendments at any time before it becomes effective, even if approved by shareholders. This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement.

68	Service Corporation International

Voting Securities and Principal Holders

Proposal Regarding the 2026 Equity Incentive Plan

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the adoption of the 2026 Equity Incentive Plan.

The Board of Directors of the Company has adopted, subject to approval by shareholders, the 2026 Equity Incentive Plan, effective May 6, 2026 (the “2026 Plan”). The 2026 Plan has the following important features, which evidence our commitment to making responsible equity grants, and the background to the plan is as follows.
Shareholders approved the issuance of 13,000,000 shares of common stock under the Service Corporation International Amended and Restated 2016 Equity Incentive Plan (the “Prior Plan”). As of March 9, 2026, 1,672,649 shares of common stock remain available for issuance and 3,783,854 shares of common stock remain subject to outstanding awards under the Prior Plan. As of March 9, 2026, the market price per share of the securities underlying the shares was $80.67.
Our Board of Directors has determined that more shares are needed in order to attract and retain key employees, and as a result, on March 9, 2026, our Board of Directors voted to freeze the Prior Plan and to adopt the new 2026 Plan, with both actions being effectuated only if our shareholders approve adoption of the 2026 Plan. If approved by the shareholders, the maximum number of shares of our common stock that will be available for issuance under the 2026 Plan will be 8,200,000, which includes the shares available for issuance under the Prior Plan (which as of March 9, 2026, was 1,672,649 shares), plus any shares subject to outstanding awards under the Prior Plan that, on or after May 6, 2026, become forfeited or otherwise lapse.
Our Board believes that the 2026 Plan will benefit the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates, and (iii) associating the interests of those persons with the Company and its shareholders.
Share Information on Equity Compensation Plans as of March 9, 2026
The following table provides information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of March 9, 2026 (except as otherwise noted):

As of March 9, 2026
Total number of stock options outstanding(1)	3,500,967
Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and deferred stock units)(2)	282,887
Total number of shares remaining available for future grant under the Prior Plan	1,672,649
Total number of shares of common stock outstanding as of the Record Date	138,721,159
(1) The weighted-average exercise price of the stock options outstanding was $60.87 and the weighted-average remaining term of the stock options outstanding was 4.07 years. The Company did not have any stock appreciation rights outstanding as of March 9, 2026.
(2) Amount excludes nonvested performance share unit (PSU) awards because such awards are cash-denominated and will be cash-settled.
Burn Rate
We manage our long-term shareholder dilution by closely managing the number of equity awards granted annually and regularly engaging with our compensation consultant. We grant what we believe is an appropriate amount of equity necessary to attract, reward and retain employees.
Burn rate is generally calculated as the number of shares granted over a set period divided by the weighted average number of shares outstanding, and generally demonstrates how quickly a company uses shares available under our equity compensation plans.
The following table provides our average three-year burn rate under the Prior Plan:

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Voting Securities and Principal Holders

Element	Fiscal 2025	Fiscal 2024	Fiscal 2023	Three-Year Average
Stock options granted	327,963	383,300	371,700	360,988
Time-based restricted stock or restricted stock units granted (a)	139,971	158,730	141,646	146,782
Performance units earned (b)	—	—	—	—
Total full-value awards ((a) + (b))	139,971	158,730	141,646	146,782
Weighted-average basic number of shares of common stock outstanding as of fiscal-year end	141,603,000	144,694,887	150,564,921	145,620,936
Burn Rate	0.33%	0.37%	0.34%	0.35%
Total Potential Dilution. Our equity plan dilution rate (or overhang) as of March 9, 2026 was 3.9% (calculated by dividing (1) the number of shares subject to awards outstanding plus the number of shares remaining available for grant under the Prior Plan, by (2) the total number of common shares outstanding). As of March 9, 2026, the shares remaining available under the Prior Plan and shares subject to outstanding awards represented 1.2% and 2.7% of our current overhang, respectively. If shareholders approve the 2026 Plan, the issuance of 8,200,000 shares under the 2026 Plan would increase our total potential dilution rate by 4.7% to approximately 8.6%.
If the 2026 Plan is approved by shareholders, no additional awards will be granted under the Prior Plan (although awards previously made under the Prior Plan will remain in effect subject to the terms of the Prior Plan and the applicable award agreement). Any outstanding awards under the Prior Plan that become forfeited will become lapsed awards and will again be available for grant under the 2026 Plan. We note that such dilutive effect was previously approved by the Company’s shareholders when it approved the Prior Plan, and therefore, such feature is not incorporated into the above potential dilution percentage.
Expected 2026 Plan Duration. Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the 2026 Plan will be sufficient to provide awards for the ten-year plan term. However, the actual duration of the share reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, the extent to which they provide for settlement in stock, and how the Company chooses to balance total compensation between cash and equity-based awards.
Key Features of the 2026 Plan
•Limitations on Awards to Non-Employee Directors - The 2026 Plan imposes a limit on the maximum aggregated dollar amount ($900,000) associated with awards that may be granted to any single non-employee director of the Company in any calendar year.
•Minimum Vesting Requirement – Described below
•No Discounted Stock Options or Stock Appreciation Rights - Described below
•No Repricing or Cash Buyouts of Stock Options – Described below
•Awards Subject to Clawback - Awards granted under the 2026 Plan to all executive officers of the Company are subject to the terms and conditions of a compensation recoupment, or “clawback” policy, adopted by the Compensation Committee. The Company currently has a compensation recoupment policy applicable to current and former executive officers of the Company where the Company may, in certain circumstances, recoup certain incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.
•Double Trigger Change of Control Vesting – Described below
•No “Evergreen” Provision - The Plan 2026 does not contain an “evergreen” provision. The number of shares available is capped and there is no formula providing for any automatic increase in the number of shares available.
•Non-transferability of Awards - Awards generally may not be transferred for value prior to their vesting or, in the case of stock options, exercise, unless otherwise determined by the Plan Administrator.
•Administered by Independent Committee – Described below
These features of the 2026 Plan supplement other good governance practices we maintain with respect to our compensation program, including stock ownership guidelines and anti-hedging and anti-pledging policies, as described in the CD&A section of this proxy statement.
Description of the 2026 Plan
The following is a summary description of the 2026 Plan, the full text of which is included at the end of this Proxy Statement as Annex F. Shareholders are urged to read the 2026 Plan, as this summary of the material terms is qualified in its entirety by reference to the text of the 2026 Plan set forth in Annex F.

70	Service Corporation International

Voting Securities and Principal Holders
Term
The 2026 Plan was adopted by the Board on March 9, 2026, and will be effective on May 6, 2026, upon approval of the Company shareholders. No further awards may be granted under the 2026 Plan after May 5, 2036, which is ten (10) years after the 2026 Plan’s effective date, and the 2026 Plan will terminate thereafter once all awards have been satisfied, exercised or expire.
Administration of the 2026 Plan
The 2026 Plan will be administered by the Compensation Committee of the Board of Directors (“the Compensation Committee”). The Compensation Committee will approve all terms of awards under the 2026 Plan. The Compensation Committee will also approve who will receive grants under the 2026 Plan, determine the type of award that will be granted and will approve the number of shares of common stock subject to the grant. The Compensation Committee may delegate all or part of its authority to administer the 2026 Plan to one or more officers; provided, however, that the Compensation Committee may not delegate its authority with respect to awards that are made to any individuals who are subject to Section 16 of the Exchange Act.
Notwithstanding the foregoing, the Board will administer the 2026 Plan in the case of any award that is made to a member of the Board who is not also an employee of the Company or an affiliate. References in this summary to the “Compensation Committee” include the Compensation Committee, any delegate of the Compensation Committee and our Board.
Because awards under the 2026 Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2026 Plan had been in effect. However, outstanding awards previously granted to our named executive officers under the Prior Plan are reported herein. See “Executive Compensation — Grants of Plan-Based Awards.”
Eligibility
All of our employees and employees of our subsidiaries and affiliates are eligible to receive awards under the 2026 Plan. In addition, members of the Board and other individuals who perform significant services for us and our subsidiaries and affiliates may receive awards under the 2026 Plan. As of March 9, 2026, the Company estimates approximately 130 employees and nine non-employee directors are eligible to participate in the 2026 Plan.
Share Authorization
The number of shares of common stock that may be issued under the 2026 Plan is 8,200,000 shares, which includes 1,672,649 shares that remain available for issuance under the Prior Plan as of March 9, 2026, plus any share subject to awards granted under the Prior Plan that are forfeited or otherwise lapse on or after the effective date of the 2026 Plan. In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2026 Plan, and the terms of outstanding awards.
If any awards under the 2026 Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash, the shares of common stock subject to such awards will again be available for awards under the 2026 Plan. Additionally, any shares of common stock that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the 2026 Plan.
Minimum Vesting Schedule
Every award under the 2026 Plan, plus lapsed awards from the Prior Plan, are subject to a minimum 1-year vesting requirement, except that the following are not subject to any minimum vesting criteria: 5% of the share reserve for the 2025 Plan.
Awards
The 2026 Plan authorizes the grant of options to purchase common stock, stock appreciation rights, restricted stock awards, restricted stock units ("RSUs"), performance stock units, other stock-based awards and cash-based awards. Each type of award is described below.
Options. The 2026 Plan authorizes the Compensation Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code (the “Code”)) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price per share cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of stock splits, stock dividends and other changes in our capitalization, the exercise price of an outstanding option cannot be reduced without the approval of shareholders. In addition, the 2026 Plan provides that without the approval of shareholders no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a share of common stock.
The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common stock (or a deemed surrender by attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased, (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (v) pursuant to a “net settlement,” i.e. by issuance of a number of shares equal to the number for which the option is exercised minus the number of shares that have a fair market value equal to the aggregate exercise price. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent shareholder”).

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Voting Securities and Principal Holders
Restricted Stock Awards. The 2026 Plan also provides for the grant of restricted stock awards. A restricted stock award is an award of common stock that may be subject to restrictions on transferability and other restrictions as the Compensation Committee determines in its sole discretion on the date of grant. A restricted stock award may be subject to vesting or other requirements or restrictions that, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine. Unless the restricted stock award agreement provides otherwise, a participant who receives a restricted stock award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares.
RSUs and SARs. The 2026 Plan authorizes the Compensation Committee to grant RSUs and SARs that provide the recipient with the right to receive cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon settlement of an RSU is a the full value of a share of common stock, and the amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of a share of common stock on the date of exercise over the share’s fair market value on the date of grant (the “initial value”) multiplied by the number of shares for which the SAR is exercised. SARs will become exercisable in accordance with terms prescribed by the Compensation Committee. RSUs and SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten years from the date of grant or five years in the case of a SAR granted in tandem with an incentive stock option awarded to a “ten percent shareholder.” Except in the case of stock splits, stock dividends and other changes in our capitalization, the initial value of an outstanding SAR cannot be reduced without the approval of shareholders.
Performance Stock Units. The 2026 Plan also authorizes the Compensation Committee to grant performance stock units. Performance stock units represent the participant’s right to receive an amount, based on the value of the common stock, if performance goals or other objectives established by the Compensation Committee are achieved. The Compensation Committee will determine the applicable performance period, the performance goals or other objectives and such other conditions that apply to the performance stock units. Performance goals may be stated with respect to the performance criteria described below or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.
Repricing Prohibition
Repricing of Incentive Options and Nonqualified Options, collectively Options, and Stock Appreciation Rights to reduce the exercise price is prohibited unless stockholder approval is obtained, subject to the limited ability to make adjustments in connection with certain recapitalization and reorganization events.
•Options and Stock Appreciation Rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.
•Limits are imposed on share recycling. Shares withheld or tendered to pay the exercise price of an Option or other purchase price of an award or withholding tax obligations shall not be made available for reissuance.
•In the event there is a material restatement of our financial results, the Compensation Committee has the authority to review the equity awards granted under the 2016 Plan to our Named Executive Officers and take any action it deems appropriate, including terminating the awards or requiring repayment of award proceeds to us.
Change in Control
The awards under the 2026 Plan are subject to double-trigger vesting upon a change in control, which means that if the successor corporation assumes the outstanding awards upon a change in control, then vesting of the assumed awards will fully accelerate only if the participant’s employment or service with the successor is terminated by the successor without Cause (as defined in the 2026 Plan) or by the participant for Good Reason (as defined in the award agreement or other agreement by and between the participant and the Company). If the successor fails to assume outstanding awards, then the vesting of such awards shall become fully accelerated.
Amendment; Termination
The 2026 Plan may be amended or terminated at any time by the Board; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements (including the repricing of outstanding options and SARs). Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2026 Plan, materially increases the aggregate number of shares of common stock that may be issued under the 2026 Plan or materially modifies the requirements as to eligibility for participation in the 2026 Plan. Unless terminated sooner by the Board or extended with shareholder approval, the 2026 Plan will terminate on the tenth (10th) anniversary of the effective date.
Federal Tax Consequences
This general tax discussion is intended for the information of the shareholders of the Company considering how to vote with respect to this proposal and not as tax guidance to employees who receive awards under the 2026 Plan. Different tax rules may apply to specific employees who receive awards under the 2026 Plan
No income is recognized by a participant at the time an option or SAR is granted.

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Voting Securities and Principal Holders
Incentive Stock Options. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the incentive stock option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option.
Nonqualified Options and SARs. The exercise of a nonqualified stock option or an SAR generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the SAR.
Restricted Stock and Restricted Stock Units. Income is recognized on account of the grant of a stock award when the shares subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the common stock, less any amount paid by the participant for the common stock.
Performance Stock Units. No income is recognized upon the grant of performance stock units. Income will be recognized on the date that payment is made under the performance stock units in an amount equal to the amount paid in settlement of the performance stock units.
The 2026 Plan is not qualified under Section 401(a) of the Code.
Inapplicability of ERISA. Based upon current law and published interpretations, we do not believe that the 2016 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the 2026 Plan. No consideration has been given to the effects of state, local or other tax laws on the 2026 Plan or award recipients.
New 2026 Plan Benefits
No benefits or amounts have been granted, awarded or received under the 2026 Plan. All awards under the 2026 Plan are discretionary and no awards are determinable at this time.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 2026 EQUITY INCENTIVE PLAN.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column1)
	(1)	(2)	(3)
Equity compensation plans approved by security holders
Amended and Restated 2016 Equity Incentive Plan	3,608,520	$60.87	1,672,649
Total equity compensation plans not approved by security holders	—	—	—
Total	3,608,520	$60.87	1,672,649

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Other Information

Information About the Meeting and Voting
Q:    WHO IS ENTITLED TO VOTE?
A:    Shareholders of record who held common stock of SCI at the close of business on March 9, 2026 are entitled to vote at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 138,721,159 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q:    WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON?
A:    Shareholders are being asked to vote on the following items at the Annual Meeting:
1.Election of nominees to the Board of Directors.
2.Ratification of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2026 fiscal year.
3.Consideration of an advisory vote to approve Named Executive Officer compensation.
4.Amendment of the Company's Articles of Incorporation and Bylaws to reduce the minimum required number of directors.
5.Amendment of the Company's Articles of Incorporation and Bylaws to permit the Board to increase the number of directors and fill newly created vacancies on the Board.
6.Amendment of the Company's Articles of Incorporation to limit the liability of officers as permitted by law.
7.Adoption of the 2026 Equity Incentive Plan.
The Company will also transact such other business as may properly come before the meeting.
Q:    HOW DO I VOTE MY SHARES?
A:    You can vote your shares using one of the following methods:
•Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our annual meeting website at www.sciannualmeeting.com and clicking the link to vote.
•Vote by telephone using the toll-free number shown on the proxy or voting instruction card.
•Complete, sign, and return a written proxy card in the pre-stamped envelope provided.
•Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 6, 2026.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q:    WHAT IF I WANT TO VOTE IN PERSON AT THE ANNUAL MEETING?
A:    The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.

74	Service Corporation International

Other Information
Q: HOW DOES THE BOARD OF DIRECTORS RECOMMEND VOTING, AND WHAT IS THE VOTE REQUIRED FOR EACH PROPOSAL?
A:    The Board's voting recommendation, the voting required, and the effect of abstentions and broker non-votes for each of the proposals are listed as follows.

	Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Board's Voting Recommendation
1	Election of 10 Directors	A majority of the votes cast at any meeting for the election of directors shall elect directors. A majority of votes cast shall mean that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election.	Abstentions will have no effect on the outcome of this proposal.	Broker non-votes will have no effect on the outcome of this proposal. Votes may not be cumulated.	FOR
2	Ratify the Selection of PricewaterhouseCoopers LLP, Our Independent Registered Public Accounting Firm	The affirmative vote of the holders of the majority of the shares entitled to vote on, and who voted for or against the matter at the Annual Meeting at which a quorum is present.	Abstentions will have no effect on the outcome of this proposal.	There will be no broker non-votes on this proposal.	FOR
3	“Say-on-Pay” Advisory Vote to Approve Named Executive Officer Compensation	The affirmative vote of the holders of the majority of the shares entitled to vote on, and who voted for or against the matter at the Annual Meeting at which a quorum is present.	Abstentions will have no effect on the outcome of this proposal.	Broker non-votes will have no effect on the outcome of this proposal.	FOR
4	Amend the Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors	The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon at the Annual Meeting.	An abstention has the same effect as a vote “against” this proposal.	Broker non-votes will have the same effect as a vote “against” this proposal.	FOR
5	Amend the Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies	The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon at the Annual Meeting.	An abstention has the same effect as a vote “against” this proposal.	Broker non-votes will have the same effect as a vote “against” this proposal.	FOR
6	Amend the Articles of Incorporation to Limit the Liability of Officers as Permitted by Law	The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon at the Annual Meeting.	An abstention has the same effect as a vote “against” this proposal.	Broker non-votes will have the same effect as a vote “against” this proposal.	FOR
7	Approve the 2026 Equity Incentive Plan	The affirmative vote of the holders of the majority of the shares entitled to vote on, and who voted for or against the matter at the Annual Meeting at which a quorum is present.	Abstentions will have no effect on the outcome of this proposal.	Broker non-votes will have no effect on the outcome of this proposal.	FOR
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies will be voted for a substitute nominee(s) chosen by the Board or the Board may reduce the size of the Board.
Q:    HOW WILL THE VOTES BE COUNTED?
A:    Each properly executed proxy received in time for the annual meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, (iii) for approval on an advisory basis of Named Executive Officer compensation; (iv) for approval of an amendment of the Company's Articles of Incorporation and Bylaws to reduce the minimum required number of directors; (v) for approval of an amendment of the Company's Articles of Incorporation and Bylaws to permit the Board to increase the number of directors and fill newly created vacancies on the Board; (vi) for approval of an amendment of the Company's Articles of Incorporation to limit the liability of officers as permitted by law;

2026 Proxy Statement	75

Other Information
and (vii) for approval of adoption of the 2026 Equity Incentive Plan. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Abstentions are counted towards the calculation of a quorum.
Q:    WHAT IF MY SCI SHARES ARE HELD THROUGH A BANK OR BROKER?
A:    If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2026 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. For purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting.
Q:    IF I GIVE MY PROXY, HOW WILL MY SHARES BE VOTED ON OTHER BUSINESS BROUGHT UP AT THE ANNUAL MEETING?
A:    By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: CAN I REVOKE MY PROXY ONCE I HAVE GIVEN IT?
A:    Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the annual meeting, revoke your proxy in person, and vote at the meeting itself.
Q:    HOW DOES A SHAREHOLDER OR INTERESTED PARTY COMMUNICATE WITH THE BOARD OF DIRECTORS, COMMITTEES, OR INDIVIDUAL DIRECTORS?
A:    Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group, or any Director by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Office of Corporate Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.
A:    The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.
•Bylaws of SCI
•Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee
•Corporate Governance Guidelines
•Principles of Conduct and Ethics for the Board of Directors
•Code of Conduct and Ethics for Officers and Employees

76	Service Corporation International

Other Information
Q:    HOW CAN I OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K?
A:    A copy of SCI’s 2025 Annual Report on Form 10-K is furnished with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by email to Investor Relations at investorrelations@sci-us.com.
Q:    WHY IS IT IMPORTANT TO VOTE VIA THE INTERNET OR TELEPHONE, OR SEND IN MY PROXY CARD SO THAT IT IS RECEIVED ON OR BEFORE MAY 6, 2026?
A:    The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 9, 2026 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Proxy Solicitation
To further promote shareholder participation and reduce broker non-votes, the Company has engaged Saratoga Proxy Consulting as its proxy solicitor. Saratoga Proxy Consulting will contact certain shareholders by telephone and mail to encourage timely voting. We may solicit proxies through the mail, in person, or by telephone, fax, or internet. Certain Officers, Directors, and other employees of the Company may solicit proxies. Directors, Officers, and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign, and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder and included in the Company's proxy materials for the Company’s 2027 Annual Meeting of Shareholders, other than nomination of directors, must be received by the Company on or before November 26, 2026. All proposals must comply with Rule 14a-8 under the Exchange Act.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to make a director nomination or bring any other matters to be considered at the Company’s 2027 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 6, 2027 and no later than January 26, 2027. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To comply with the universal proxy rules, holders of the Common Stock of the Company who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, in addition to satisfying requirements of our Bylaws, no later than March 7, 2027.
However, if an annual meeting occurs thirty days or more before, or sixty days or more after the anticipated annual May shareholder meeting, notice by the shareholder under the two paragraphs immediately preceding, must be so delivered, or mailed and received, no later than the close of business on the 10th day following the day on which the date of such annual meeting was first publicly disclosed.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 4 and any amendments thereto furnished to the Company during its most recent fiscal year and written representations from reporting persons, the Company believes that all required Form 4 reports for transactions occurring in 2025 and through the record date were filed on a timely basis, except for (i) the late filing of one Form 4 for Mr. Tom Ryan reporting a gift transfer, which was filed on March 11, 2026, and (ii) a Form 4 reporting the issuance of shares and stock option awards to each of the following officers, which was inadvertently filed two business days late on February 24, 2026: Mr. John Faulk, Ms. Tammy Moore, Ms. Elisabeth Nash, Mr. Tom Ryan, Ms. Lori Spilde, Mr. Eric Tanzberger, and Mr. Jay Waring.

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Annex A: Non-GAAP Financial Measures
We believe the following non-GAAP financial measures provide a consistent basis for comparison between years and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS (Dollars in millions, except diluted EPS)	Twelve Months Ended December 31,
	2025		2024		2023
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$542.6	$3.80	$518.6	$3.53	$537.3	$3.53
Pre-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(6.2)	(0.04)	12.5	0.09	(9.8)	(0.06)
Losses on early extinguishment of debt, net	0.5	—	—	—	1.1	—
Growth (reduction) in legal reserve (1)	6.4	0.04	(20.3)	(0.14)	—	—
Restructuring charge	2.0	0.01	11.5	0.08	—	—
Tax reconciling items:
Tax effect from special items	(0.4)	—	(0.4)	—	2.3	0.01
Change in uncertain tax reserves and other	3.9	0.04	(4.0)	(0.03)	(1.6)	(0.01)
Earnings excluding special items and diluted earnings per share excluding special items	$548.8	$3.85	$517.9	$3.53	$529.3	$3.47
Diluted weighted average shares outstanding		142.7		146.8		152.4
(1)Corporate general and administrative expenses in 2024 include a reduction of our California legal reserve of $20.3 million as the primary claims period expired.

Adjusted Operating Cash Flow (Dollars in millions)	Twelve Months Ended December 31,
	2025	2024	2023
Net cash provided by operating activities, as reported	$942.8	$944.9	$869.0
Legal settlement payments	1.1	29.5	13.3
Restructuring charge payments	21.6	2.3	—
Net cash provided by operating activities excluding special items	$965.5	$976.7	$882.3

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Annex B: Peer Comparator Group

Abercrombie & Fitch Co.	Corpay, Inc.	Leidos Holdings, Inc.	Reinsurance Group of America, Incorporated
Acuity Brands, Inc.	Curtiss-Wright Corporation	Lennox International Inc.	RLI Corp.
AECOM	Dolby Laboratories, Inc.	Lenovo Group Limited	Roku, Inc.
AGCO Corporation	Domino's Pizza, Inc.	Levi Strauss & Co.	Ryman Hospitality Properties, Inc.
Akamai Technologies, Inc.	Dropbox, Inc.	Liberty Global Ltd.	Sensata Technologies Holding plc
Albemarle Corporation	Dynatrace, Inc.	Lineage, Inc.	Service Corporation International
Alcoa Corporation	Eagle Materials Inc.	Lithia Motors, Inc.	Snap Inc.
Allegion plc	Endeavor Group Holdings, Inc.	Littelfuse, Inc.	SoFi Technologies, Inc.
Allison Transmission Holdings, Inc.	EPAM Systems, Inc.	LKQ Corporation	Solventum Corporation
Ally Financial Inc.	EQT Corporation	LPL Financial Holdings Inc.	Southwest Airlines Co.
Amcor plc	ESAB Corporation	Lucid Group, Inc.	Sprouts Farmers Market, Inc.
American Airlines Group Inc.	Essex Property Trust, Inc.	Lumen Technologies, Inc.	Summit Materials, Inc.
APA Corporation	ExlService Holdings, Inc.	Maplebear Inc.	Synchrony Financial
AppFolio, Inc.	Expedia Group, Inc.	Marathon Oil Corporation	Tapestry, Inc.
Aptiv PLC	FactSet Research Systems Inc.	Masco Corporation	Taylor Morrison Home Corporation
Aramark	Federal Signal Corporation	MasTec, Inc.	TD SYNNEX Corporation
ARC Resources Ltd.	First American Financial Corporation	McCormick & Company, Incorporated	Texas Roadhouse, Inc.
Arrow Electronics, Inc.	Floor & Decor Holdings, Inc.	MEG Energy Corp.	Textron Inc.
Assurant, Inc.	Flowserve Corporation	Meritage Homes Corporation	The Clorox Company
AutoNation, Inc.	Fluor Corporation	MGM Resorts International	The Mosaic Company
Avantor, Inc.	Fortune Brands Innovations, Inc.	MKS Instruments, Inc.	The New York Times Company
Avery Dennison Corporation	Globe Life Inc.	Mohawk Industries, Inc.	The Timken Company
AXIS Capital Holdings Limited	Graco Inc.	Molina Healthcare, Inc.	Toast, Inc.
Ball Corporation	Graphic Packaging Holding Company	Moog Inc.	TransUnion
Bath & Body Works, Inc.	HF Sinclair Corporation	Mr. Cooper Group Inc.	Ulta Beauty, Inc.
Baxter International Inc.	Host Hotels & Resorts, Inc.	MSA Safety Incorporated	United Airlines Holdings, Inc.
BeiGene, Ltd.	Hubbell Incorporated	Murphy Oil Corporation	V.F. Corporation
Best Buy Co., Inc.	Huntington Bancshares Incorporated	News Corporation	Voya Financial, Inc.
BOK Financial Corporation	Huntington Ingalls Industries, Inc.	Norwegian Cruise Line Holdings Ltd.	Walgreens Boots Alliance, Inc.
Booz Allen Hamilton Holding Corporation	IDEX Corporation	NRG Energy, Inc.	Warner Music Group Corp.
Bright Horizons Family Solutions Inc.	Illumina, Inc.	Nutanix, Inc.	Watts Water Technologies, Inc.
Builders FirstSource, Inc.	Insight Enterprises, Inc.	OGE Energy Corp.	Weatherford International plc
Bunge Global SA	International Paper Company	Old Republic International Corporation	WESCO International, Inc.
Burlington Stores, Inc.	Invitation Homes Inc.	Oshkosh Corporation	West Pharmaceutical Services, Inc.
CarMax, Inc.	ITT Inc.	Ovintiv Inc.	Western Alliance Bancorporation
Cboe Global Markets, Inc.	J.B. Hunt Transport Services, Inc.	Owens Corning	WEX Inc.
CenterPoint Energy, Inc.	Jabil Inc.	Packaging Corporation of America	Weyerhaeuser Company
ChampionX Corporation	James Hardie Industries plc	Paramount Global	Williams-Sonoma, Inc.
Expand Energy Corporation	Janus Henderson Group plc	Performance Food Group Company	Woodward, Inc.
Churchill Downs Incorporated	Jazz Pharmaceuticals plc	Pinterest, Inc.	WSP Global Inc.
Clean Harbors, Inc.	Jones Lang LaSalle Incorporated	Pure Storage, Inc.	Wyndham Hotels & Resorts, Inc.
Cleveland-Cliffs Inc.	KeyCorp	PVH Corp.	XPO, Inc.
CNA Financial Corporation	Kinross Gold Corporation	Qiagen N.V.	Zillow Group, Inc.
CNH Industrial N.V.	Labcorp Holdings Inc.	R1 RCM Inc.
Commercial Metals Company	Lamb Weston Holdings, Inc.	Ralph Lauren Corporation
Conagra Brands, Inc.	Lattice Semiconductor Corporation	Reddit, Inc.

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Annex C: Proposal 4 - Amendment to the Articles of Incorporation and Bylaws to Reduce the Minimum Required Number of Directors
Proposed Amendment to Service Corporation International's Restated Articles of Incorporation
If approved, the Articles of Incorporation would be amended by replacing the minimum of "nine" directors in Article Twelve, Section 1(a) with a minimum of "three" directors as follows, as indicated by strike-through (for deleted text) and underscore (for new text):
"Number. The Board of Directors shall consist of not less than ~~nine (9)~~ three (3) nor more than fifteen (15) ~~D~~directors, as so determined from time to time by resolution of the Board of Directors. Within the above limits, the number of directors may be increased or decreased (provided that any decrease does not shorten the term of any incumbent director) from time to time by resolution of the Board of Directors. Directors need not be shareholders nor residents of Texas."
Proposed Amendment of Service Corporation International's Bylaws
If approved, the Bylaws would be amended by replacing the minimum of "nine" directors in Article Two, Section 1(a) with a minimum of "three" directors as follows, as indicated by strike-through (for deleted text) and underscore (for new text):
"Number. The Board of Directors shall consist of not less than ~~nine (9)~~ three (3) nor more than fifteen (15) ~~D~~directors, as so determined from time to time by resolution of the Board of Directors. Within the above limits, the number of directors may be increased or decreased (provided that any decrease does not shorten the term of any incumbent director) from time to time by resolution of the Board of Directors. Directors need not be shareholders nor residents of Texas."

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Annex D: Proposal 5 - Amendment to the Articles of Incorporation and Bylaws to Permit the Board to Increase the Number of Directors and Fill Newly Created Vacancies to the Board
Proposed Amendment to Service Corporation International's Restated Articles of Incorporation
As indicated by strike-through (for deleted text) and underscore (for new text), the Articles of Incorporation, if approved, would be amended by: (1) deleting parts of Article Twelve, Section 1(b) as follows:
Election and Terms. Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article Four hereof, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified~~; provided, that any director elected for a longer term before the 2019 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.~~.
(2) deleting parts of Article Twelve, Section 1(c) and amending Article Twelve, Section 1(c) as follows:
Vacancies and Increases of Directors. ~~Any vacancy (other than by an increase in number) in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. Any director so elected by the Board of Directors to fill a vacancy shall hold office for the unexpired term of the director whose place he has been elected to fill, even though that term may extend beyond the next annual meeting of shareholders. In case of any increase in the number of directors (within the above limits), the additional directors shall be elected at an annual meeting or at a special meeting of shareholders called for that purpose.~~ Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC. A person so elected to fill a newly created directorship shall hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified.
Proposed Amendment to Service Corporation International's Bylaws
As indicated by strike-through (for deleted text) and underscore (for new text), the Bylaws, if approved, would be amended by: (1) deleting parts of Article Two, Section 1(c) and amending Article Two, Section 1(c) as follows:
Vacancies and Increases of Directors. ~~Any vacancy (other than by an increase in number) in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. Any director so elected by the Board of Directors to fill a vacancy shall hold office for the unexpired term of the director whose place he has been elected to fill, even though that term may extend beyond the next annual meeting of shareholders. In case of any increase in the number of directors (within the above limits), the additional directors shall be elected at an annual meeting or at a special meeting of shareholders called for that purpose.~~ Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the Texas Business Organizations Code. A person so elected to fill a newly created directorship shall hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified.

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Annex E: Proposal 6 - Amendment to the Articles of Incorporation to Limit the Liability of Officers as Permitted by Law
Proposed Amendment to Service Corporation International's Restated Articles of Incorporation
As indicated by strike-through (for deleted text) and underscore (for new text), the Articles of Incorporation, if approved, would be amended by deleting and amending parts of Article Thirteen as follows:
~~A director~~To the fullest extent permitted by the TBOC, directors and officers of the corporation ~~shall~~will not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in ~~the director’s~~such person’s capacity as a director or officer, except for liability for (i) ~~for~~ any breach of ~~the director’s~~such person’s duty of loyalty to the corporation or its shareholders, (ii) ~~for~~ acts or omissions not in good faith ~~or which~~that constitute a breach of duty to the corporation or involve intentional misconduct or a knowing violation of law, (iii) ~~for~~ any transaction from which ~~the director received an~~such person derived any improper benefit, regardless of whether ~~or not~~ the benefit resulted from an action taken within the scope of ~~the director’s office, (iv) for acts or omissions~~such person’s duties or (iv) an act or omission for which the liability of ~~a director~~such person is expressly provided ~~by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any~~for by an applicable statute. If the TBOC is amended hereafter to authorize the further limitation ~~on~~of the liability of ~~a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not liable as set forth in the preceding sentences, a director shall not be liable~~directors or officers, then the limitation on personal liability provided in this Article Thirteen will, without the necessity of further action by the corporation or the Board of Directors, be modified to provide such limitation to the fullest extent permitted by ~~any provision of the statutes of Texas hereafter enacted that further limits the liability of a director~~the TBOC as so amended.

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Annex F: Service Corporation International 2026 Equity Incentive Plan
Service Corporation International 2026 Equity Incentive Plan
1.    Purposes of this Plan. The purpose of this Plan is to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to Employees, Directors and Consultants, and (iii) promote the success of the Company's business by offering these individuals an opportunity to acquire a proprietary interest in the success of the Company, or to increase this interest, by permitting them to receive Shares of the Company. This Plan permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Units, Performance Shares, and Other Stock-Based Awards.
2.    Definitions. As used in this Plan, the following definitions apply:
(a)    "Administrator" means the Board or any of its Committees that are administering this Plan, in accordance with Section 4 of this Plan.
(b)     "Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(c)    "Applicable Laws" means the requirements relating to the administration of, and the issuance of securities under, equity-based awards or equity compensation plans, including, without limitation, the requirements of U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or may be, granted under this Plan. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes or regulations, to the extent reasonably appropriate as determined by the Administrator.
(d)    "Award" means, individually or collectively, a grant under this Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock Units, Performance Shares or Other Stock-Based Awards.
(e)    "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including any amendments thereto. The Award Agreement may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of this Plan.
(f)    "Board" means the Board of Directors of the Company.
(g)    "Cause" means, with respect to a Participant's termination by the Company as a Service Provider, for "Cause" as such term (or word of like import) is expressly defined in a then- effective written employment, consulting or other similar agreement between the Participant and the Company. In the absence of an effective written agreement that contains a definition of Cause, the term Cause shall mean any of the following: (i) any act or omission by the Participant that constitutes a material breach by the Participant of any of his or her obligations under this Plan or an applicable Award Agreement; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or a crime which could reflect negatively upon the Company or otherwise impair or impede its operations; (iii) the Participant engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its Affiliates; (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (v) the Participant's repeated refusal to follow the directions of his or her superiors; and (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.
(h)    "Change in Control" means as such term (or word of like import) is expressly defined in a then-effective written employment, consulting or other similar agreement between the Participant and the Company. In the absence of an effective written agreement that contains a definition of Change in Control, the term Change in Control means the consummation of any of the following events:
(i)    Any "person" (within the meaning of Section 13(d) or 14(d) of the Exchange Act, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (B) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Shares) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)    A change in the composition of the Board during any twenty-four (24) consecutive month period the result of which is that fewer than a majority of the Directors are Incumbent Directors. For this purpose, "Incumbent Directors" are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but does not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company);

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(iii)    A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)    The sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect, including liquidation) other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least sixty percent (60%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's shareholders.
Notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A if the foregoing definition of "Change of Control" were to apply, but would not result in the imposition of any additional tax if the term "Change of Control" were defined herein to mean a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then "Change of Control" shall mean a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.
(i)    "Code" means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations and administrative guidance promulgated thereunder.
(j)    "Committee" means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.
(k)    "Company" means Service Corporation International, a Texas corporation, and any successor thereto.
(l)    "Consultant" means any natural person, including an advisor, engaged by the Company or an Affiliate to render services to such entity.
(m)    "Director" means a member of the Board.
(n)    "Disability" means either: (i) a total and permanent disability as defined in Section 22(e)(3) of the Code (applicable only to Incentive Stock Options); or (ii) the Participant (w) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (x) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Participants of the Company; (y) is determined by the Social Security Administration to be disabled or (z) is determined by the Administrator to be disabled as defined under the Company’s long-term disability policy and the Participant is receiving benefits under such policy, or if the Participant is not covered by such policy, then the Participant could be receiving benefits under such policy if he or she were covered by such policy. Notwithstanding the foregoing, the Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its sole discretion.
(o)    "Dividend Equivalent Right" means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant. Under no circumstances will the payment of a Dividend Equivalent Right be made contingent on the exercise of an Option or Stock Appreciation Right. Additionally, Dividend Equivalent Rights will be subject to the same restrictions on transferability and forfeitability as the Award from which they are derived.
(p)    "Employee" means any person, including officers, employed by the Company or any Affiliate.
(q)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)    "Fair Market Value" means, as of any date, (i) if the Shares are listed on any established stock exchange or a national market system, the average of the high and low sale prices of the Shares as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (ii) if the Shares are not listed on a securities exchange, the average of the high and low bid quotations for the Stock on that date as reported by the National Quotation Bureau Incorporated; or (iii) if none of the foregoing is applicable, then as determined by the Committee in good faith on such basis as it deems appropriate, in accordance with Section 409A. Notwithstanding the foregoing to the contrary, for federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value will be determined by the Administrator in accordance with uniform and non-discriminatory standards formal or informally adopted by it from time to time.

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(s)    "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
(t)    "Nonqualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement, or an intended Incentive Stock Option that does not so qualify.
(u)    "Option" means an option to purchase Shares that is granted pursuant to this Plan in accordance with Section 7 hereof.
(v)    "Other Stock-Based Awards" means any other awards not specifically described in this Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12 of this Plan.
(w)    "Parent" means a "parent corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(x)    "Participant" means a Service Provider who has been granted an Award under this Plan or, if applicable (but only as explicitly determined by the Administrator), such other person who holds an outstanding Award.
(y)    "Performance Criteria" means goals which have been established by the Administrator in connection with an Award and are based on one or more criteria as established by the Administrator in its sole discretion from time to time.
(z)    "Performance Period" means the time period during which the Performance Criteria must be met.
(aa)    "Performance Share" means Shares issued pursuant to a Performance Share Award under Section 11 of this Plan.
(bb)    "Performance Stock Unit" means, pursuant to Section 11 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.
(cc)    "Plan" means this 2026 Equity Incentive Plan, as amended from time to time.
(dd)    "Prior Plan" means the Company’s Amended and Restated 2016 Equity Incentive Plan, as amended and restated.
(ee)    "Restricted Stock" means Shares issued pursuant to a Restricted Stock Award under Section 8 of this Plan or issued pursuant to the early exercise of an Option.
(ff)    "Restricted Stock Unit" means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement.
(gg)    "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.
(hh)    "Section 16(b)" means Section 16(b) of the Exchange Act.
(ii)    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(jj)    "Service Provider" means a natural person that is an Employee, Director or Consultant.
(kk)    "Share" means a share of Common Stock, as adjusted in accordance with Section 15 of this Plan.
(ll)    "Stock Appreciation Right" or "SAR" means, pursuant to Section 9 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of the date such SAR was granted, or as otherwise set forth in the Award Agreement.
(mm)    "Subsidiary" means a "subsidiary corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.    Stock Subject to this Plan.
(a)    Stock Subject to this Plan. Subject to the provisions of Section 15 of this Plan, the maximum aggregate number of Shares that may be issued under this Plan is Eight Million Two Hundred Thousand (8,200,000) Shares, all of which may be subject to Incentive Stock Option treatment, plus the aggregate number of Shares subject to Lapsed Awards (as set forth in Section 3(b), below) under the Prior Plan. Shares will not be deemed to have been issued pursuant to this Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under this Plan will be reduced only by

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the number of Shares actually issued in such exercise or settlement. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender or withholding of Shares as full or partial payment of such exercise price, or if Shares are tendered or withheld to satisfy any withholding obligations of the Company, the number of Shares so tendered or withheld will again be available for issuance pursuant to future Awards under this Plan.
(b)    Lapsed Awards. If any outstanding Award under this Plan expires or is terminated or canceled or forfeited without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of the Award or the forfeited or repurchased Shares (the foregoing being, "Lapsed Awards") will again be available for grant under this Plan. Similarly, the Shares subject to Lapsed Awards under the Prior Plan shall add to the maximum number of Shares that are available for issuance under Section 3(a) of this Plan.
(c)    Impact on Prior Plan. Effective on the date that the shareholders of the Company approve this Plan, and except as set forth in Section 3(b), above, the Prior Plan shall immediately and automatically become irrevocably frozen as follows: (i) thereafter no awards shall be granted under the Prior Plan, (ii) awards that were granted and outstanding as of such date shall continue to exist in accordance with the terms of such underlying award agreements and the terms of the Prior Plan, and (iii) any deferrals of awards under the Prior Plan by Directors shall not be governed by the terms of the Prior Plan and instead shall be exclusively governed by the terms and conditions of the Company’s Deferred Compensation Plan (as amended) and Section 409A of the Code.
(d)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as are sufficient to satisfy the requirements of this Plan. The Shares may consist, in whole or in part, of authorized but unissued Shares, treasury shares or Shares reacquired by the Company in any manner.
(e)    Shares under Plans of Acquired Companies. Shares issued or transferred pursuant to an Award granted in substitution for outstanding awards, or in connection with assumed awards, previously granted by a company or other entity acquired by the Company or with which the Company combines, shall not count against the limits in the first sentence of Section 3(a) hereof.
4.    Administration of this Plan.
(a)    Procedure.
(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.
(ii)    Rule 16b-3. If a transaction is intended to be exempt under Rule 16b-3, then it will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)    Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.
(iv)    Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day- to-day administration of this Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
(b)    Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Administrator has the authority, in its discretion to:
(i)    determine the Fair Market Value of Awards;
(ii)    select the Service Providers to whom Awards may be granted under this Plan;
(iii)    determine the number of Shares or cash to be covered by each Award granted under this Plan;
(iv)    determine when Awards are to be granted under this Plan and the applicable date of grant;
(v)    approve forms of Award Agreements for use under this Plan;
(vi)    determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan, including but not limited to, the exercise price, the purchase price, the time or times when Awards may be exercised (which may be based on Performance Criteria), any acceleration of vesting or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, may determine;

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(vii)    forfeit vested and unvested Shares (or require the return of money equivalent if the Award was previously settled in cash or the Shares subject to a previously-settled Award were previously sold) subject to a Participant’s outstanding Award(s) if such Participant’s status as a Service Provider is terminated by the Company for Cause, and such may apply even if the terms and conditions of an Award Agreement are to the contrary;
(viii)    construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;
(ix)    prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans established for the purpose of satisfying Applicable Laws of jurisdictions other than the United States;
(x)    amend the terms of any outstanding Award, including the discretionary authority to extend the post-termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, but any amendment that would adversely affect the Participant's rights under an outstanding Award will not be made without the Participant's written consent; provided further, however, that notwithstanding the foregoing or any provision in this Plan to the contrary, no amendment may be implemented that would reduce the exercise price of, reprice or cancel and re-grant outstanding stock options without a prior affirmative vote of the Company’s shareholders;
(xi)    allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld up to the maximum individual income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld is to be determined on the date that the amount of tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose are to be made, in such form and under such conditions as the Administrator may deem necessary or advisable;
(xii)    authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xiii)    allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award;
(xiv)    determine whether Awards are to be settled in Shares, cash or in a combination of Shares and cash;
(xv)    determine whether Awards are to be adjusted for Dividend Equivalent Rights;
(xvi)    create Other Stock-Based Awards for issuance under this Plan;
(xvii)    establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under this Plan;
(xviii)    impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xix)    establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Criteria, or other event that absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;
(xx)    interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to an Award;
(xxi)    to correct administrative errors; and
(xxii)    make all other determinations that the Administrator deems necessary or advisable for administering this Plan.
The express grant in this Plan of any specific power to the Administrator will not be construed as limiting any power or authority of the Administrator. However, the Administrator may not exercise any right or power reserved to the Board.
(c)    Effect of Administrator's Decision. The Administrator's decisions, determinations, actions and interpretations will be final, conclusive and binding on all persons having an interest in this Plan.

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(d)    Indemnification. The Company shall defend and indemnify the Indemnitees to the fullest extent permitted by law, including, without limitation, to the Texas Business Organizations Code as now or hereafter in effect, and any other applicable laws against (i) all reasonable expenses, including reasonable attorneys' fees, court costs, settlements, excise taxes, fines, and penalties incurred in connection with the defense of any Claim to which any of them is a party or is otherwise involved by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim. The Company shall, to the fullest extent permitted by law, including, but not limited to the Texas Business Organizations Code, advance expenses incurred by an Indemnitee in defending any Claim prior to the final disposition of such Claim, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to be indemnified as provided herein, which undertaking need not be secured and may be accepted without regard to the Indemnitee’s ability to make repayment. Indemnification and advancement rights under this Section shall be mandatory in the case of any Indemnitee who is wholly successful, on the merits or otherwise, in defense of any Claim. However, no person will be entitled to indemnification to the extent it is determined in such Claim that such person did not act in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had reasonable cause to believe that such conduct was unlawful). The Company may enter into separate indemnification agreements with any Indemnitee providing rights broader than, or supplementary to, those provided herein, and may purchase and maintain insurance to protect any Indemnitee against any liability asserted and incurred, whether or not the Company would have the power to indemnify such person under this Section or otherwise. In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim. The rights to indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under the Company’s Certificate of Formation, Bylaws, any agreement, any vote of shareholders or disinterested directors, or otherwise, and shall continue as to an Indemnitee as to events occurring prior to such person ceasing to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such person. No amendment or repeal of this Section shall adversely affect any right of an Indemnitee existing with respect to any act or omission occurring prior to such amendment or repeal. For purposes of this Section 4(d), (y) the term "Claim" shall mean any threatened, pending or completed claim, investigation, action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative and (z) the term "Indemnitee" means members of the Board, the Committee, the Administrator, officers and Employees of the Company or of an Affiliate to whom authority to act for the Board, the Committee, the Administrator or the Company is delegated under this Plan, including any person serving at the request of the Company as a director, officer, employee, or agent of the Company or another entity or as a plan administrator or committee member for any benefit plan. If any portion of this Section shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify each Indemnitee to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated, and to the fullest extent permitted by law.
5.    Eligibility. With the exception of Incentive Stock Options, Awards may be granted to Employees, Directors, and Consultants. Incentive Stock Options may be granted only to Employees.
6.    Limitations.
(a)    Minimum Vesting Schedule. Each Award issued under this Plan shall have a minimum vesting period of not less than one (1) year; provided, however, that (i) no minimum vesting period shall apply with respect to grants of up to five percent (5%) of the amount designated in Section 3(a) above, subject to adjustment as provided in Section 15(a), and (ii) this Section 6(a) shall not apply to Awards settled in cash.
(b)    $100,000 Limitation for Incentive Stock Options. Each Option must be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Options with respect to such Shares are granted.
(c)    Repricing and Reload Options Prohibited. Except as provided in Section 15(a) (entitled "Adjustments"), and as an additional clarification to the latter language contained in Section 4(b)(x), the Company shall not, without obtaining shareholder approval: (i) amend or modify the terms of any outstanding Option or SAR to reduce the exercise price of such outstanding Option or SAR; (ii) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; or (iii) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for any other Award, cash or securities for purposes of repricing such Option or SAR.
(d)    Director Limitations. Notwithstanding anything in this Plan to the contrary, the maximum aggregate dollar amount that may be subject to Awards to Directors in any calendar year shall not exceed $900,000. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

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7.    Options.
(a)    Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, may determine.
(b)    Option Agreement. Each grant of an Option must be evidenced by an Award Agreement that specifies the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)    Term of Option. The term of each Option must be stated in the Award Agreement. In the case of an Incentive Stock Option, the term must be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option must be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(d)    Option Exercise Price and Consideration.
(i)    Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option is to be determined by the Administrator, subject to the following:
(1)    In the case of an Incentive Stock Option:
(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price must be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price must be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)    In the case of a Nonqualified Stock Option, the per Share exercise price will be determined by the Administrator, but must not be less than the Fair Market Value per Share on the date of grant unless the terms of such Nonqualified Stock Option comply with Section 409A of the Code.
(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.
(e)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for exercising an Option, to the extent permitted by Applicable Laws, may consist entirely of:
(i)    cash or cash equivalents;
(ii)    check;
(iii)    in the discretion of the Administrator, surrendering or attesting to the ownership of Shares that are already owned by the Participant that meet the conditions established by the Administrator to avoid adverse accounting consequences, valued at their Fair Market Value on the date the Option is exercised;
(iv)    in the discretion of the Administrator, payment may be made in whole or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the exercise price and/or any withholding taxes;
(v)    in the discretion of the Administrator, through a "net exercise" such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share. The number of net Shares to be received shall be rounded down to the nearest whole number of Shares;

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(vi)    in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant;
(vii)    in the discretion of the Administrator, any combination of the foregoing methods of payment; or
(viii)    in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.
(f)    Exercise of Option.
(i)    Procedure for Exercise; Rights as a Shareholder. Any Option granted under this Plan will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding), and (z) all representations and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option must be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment is to be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 or the applicable Award Agreement. Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)    Termination of Relationship as a Service Provider (Other than Death or Disability). If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after the Participant ceasing to be a Service Provider, the vested portion of such Option will be exercisable for three (3) months after the Participant ceases to be a Service Provider (other than upon the Participant's death or Disability). Unless otherwise provided in the Award Agreement or by the Administrator, if the Participant is not vested as to his or her entire Option on the date the Participant ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate and the Shares covered by the unexercised portion of the Option shall be forfeited.
(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after the Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option will be exercisable for twelve (12) months after the Participant ceasing to be a Service Provider as a result of his or her Disability. Unless otherwise provided in the Award Agreement or by the Administrator, if the Participant is not vested as to the Participant's entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate and the Shares covered by the unexercised portion of the Option shall be forfeited.
(iv)    Death of Participant. If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death; provided that such designation must be acceptable to the Administrator. If no beneficiary has been designated by the Participant, then the vested portion of the Option may be exercised by the personal representative of the Participant's estate, or by the persons to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised after a Participant's death, the vested portion of such Option will be exercisable for twelve (12) months after his or her death. Unless otherwise provided in the Award Agreement or by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of the Participant's death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall be forfeited. Additionally, if the Participant's beneficiary, personal representative or permitted transferee does not exercise the Option as to all of the vested Shares within the time period specified herein, then immediately thereafter, the Option will terminate.

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8.    Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, determines.
(b)    Restricted Stock Agreement. Each Award of Restricted Stock must be evidenced by an Award Agreement that specifies the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)    Removal of Restrictions. The Administrator may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed.
(d)    Voting Rights. Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(e)    Dividends and Other Distributions. Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares; provided, however, that if so determined by the Administrator and provided by the Award Agreement, such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to shareholders (or, if later, the fifteenth (15th) day of the third month following the date such dividends or distributions are paid to shareholders).
9.    Stock Appreciation Rights.
(a)    Grant of SARs. Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as may be determined by the Administrator, in its sole discretion. The Administrator has complete discretion to determine the number of SARs granted to any Service Provider. Subject to the provisions of Section 6(b), the Administrator has complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time, but the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR will not be less than the Fair Market Value per Share on the date of grant unless the terms of such SAR comply with Section 409A of the Code.
(b)    SAR Agreement. Each SAR grant must be evidenced by an Award Agreement that specifies the exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)    Expiration of SARs. A SAR granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; but no SAR may be exercisable later than ten (10) years after the date of grant. Notwithstanding the foregoing, Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) also apply to SARs.
(d)    Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)    The difference between the Fair Market Value of a Share on the date of exercise and the exercise price; by
(ii)    The number of Shares with respect to which the SAR is exercised.
At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.
10.    Restricted Stock Units.
(a)    Grant of Restricted Stock Units. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, determines.
(b)    Restricted Stock Unit Agreement. Each Award of Restricted Stock Units must be evidenced by an Award Agreement that specifies the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
(c)    Removal of Restrictions. The Administrator may, in its sole discretion, accelerate the time at which any restrictions will lapse or be removed.
(d)    Voting Rights. Participants holding Restricted Stock Units shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

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(e)    Dividend Equivalent Rights. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares during the period beginning on the date such Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Shares, as determined by the Administrator. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. If so determined by the Administrator and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally granted. If the Award Agreement provides for current payment of Dividend Equivalent Rights in cash, such amounts shall be paid no later than the end of the calendar year in which the corresponding dividends are paid to shareholders (or, if later, the fifteenth (15th) day of the third (3rd) month following the date such dividends are paid to shareholders).
11.    Performance Stock Units and Performance Shares.
(a)    Grant of Performance Stock Units and Performance Shares. Subject to the terms and conditions of this Plan, Performance Stock Units and Performance Shares may be granted to Service Providers at any time and from time to time, as may be determined by the Administrator in its sole discretion. The Administrator has complete discretion in determining the number of Performance Stock Units and Performance Shares granted to each Service Provider.
(b)    Value of Performance Stock Units and Performance Shares. Each Performance Stock Unit and Performance Share must have an initial value established by the Administrator on or before the date of grant. Each Performance Share must have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)    Performance Criteria and Other Terms. The Administrator may set Performance Criteria in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Stock Units and Performance Shares that will be paid out to the Participant. Each award of Performance Stock Units or Performance Shares must be evidenced by an Award Agreement that specifies the Performance Period and such other terms and conditions as the Administrator in its sole discretion may determine. The Administrator may set Performance Criteria based upon the achievement of Company-wide, divisional, or individual goals (including solely continued service), or any other basis determined by the Administrator in its sole discretion.
(d)    Earning of Performance Stock Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Stock Units or Performance Shares will be entitled to receive a payout of the number of Performance Stock Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Criteria have been achieved. After the grant of Performance Stock Units or Performance Shares, the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Stock Units or Performance Shares.
(e)    Form and Timing of Payment of Performance Stock Units. Payment of earned Performance Stock Units, if any, will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Stock Units in the form of cash, in Shares or in a combination of cash and Shares.
(f)    Cancellation of Performance Stock Units or Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Stock Units and Performance Shares will be forfeited to the Company, and the Shares subject to such Awards (if any) will again be available for grant under this Plan as set forth in Section 3.
12.    Other Stock-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan. The Administrator has authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards are to be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards, including any dividend or distribution rights and whether the Award should be paid in cash.
13.    Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted under this Plan will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three (3) months after the expiration of the leave of absence, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

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14.    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by the Participant. If the Administrator makes an Award transferable, such Award may contain such additional terms and conditions as the Administrator deems appropriate.
15.    Adjustments; Dissolution or Liquidation; Change in Control.
(a)    Adjustments. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects the Shares, an adjustment will be made, as the Administrator deems necessary or appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. Such adjustment may include an adjustment to the number and class of Shares which may be delivered under this Plan, the number, class and price of Shares subject to outstanding Awards, the number and class of Shares issuable pursuant to Options, and the numerical limits contained in Sections 3 and 6(b). Notwithstanding the preceding sentence, the number of Shares subject to any Award always will be a whole number.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practical prior to the effective date of the proposed transaction. The Administrator, in its sole discretion, may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to the transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse with respect to one hundred percent (100%) of the Shares underlying such Award, and that any Award vesting will accelerate in full, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such liquidation or dissolution.
(c)    Change in Control – Assumption, Continuation or Substitution. This Section 15(c) will apply except to the extent otherwise provided in the Award Agreement. In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary entity of the successor corporation. With respect to Awards that are assumed or substituted, if on the date of (or following the assumption or substitution), the Participant's status as a Service Provider is terminated without Cause within twenty-four (24) months following the date of the Change in Control, then all restrictions on Awards granted to such Participant will lapse, and the Participant will fully vest in and have the right to exercise, if applicable, his or her Awards, and, to the extent applicable, all Performance Criteria and other vesting criteria will be deemed achieved at target levels and all other terms and conditions deemed satisfied. If the successor corporation refuses to assume or substitute for the Award, then immediately prior to such Change in Control, all outstanding Awards shall become fully vested, all applicable restrictions shall lapse, all performance objectives, Performance Criteria and other vesting criteria shall be deemed achieved at targeted levels and, with respect to Options or SARs, Participants shall have the right to exercise the Option or SAR as to all of the Shares (or cash subject thereto), including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted on the Change in Control, the Committee shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to 15 days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For purposes of this Section 15(c), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to an Award immediately prior to the Change in Control, the consideration (whether securities, cash or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). Notwithstanding anything in this Plan to the contrary, an Award that vests, is earned, or is paid-out upon the satisfaction of one or more performance objectives shall not be considered assumed if the Company or its successor modifies any of the performance objectives without the Participant’s consent; provided, however, a modification to performance objectives only to reflect the successor corporation’s post- Change in Control corporate structure shall not be deemed to invalidate an otherwise valid Award assumption.
16.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or a later date as is determined by the Administrator. The Administrator will provide a notice of the determination to each Participant within a reasonable time after the date of such grant.
17.    Board and Shareholder Approval; Term of Plan. The Board approved this Plan on March 9, 2026 and the Company's shareholders approved this Plan on May 6, 2026, to be effective May 6, 2026. From its effectiveness, this Plan will continue in effect for a term of ten (10) years unless terminated earlier under Section 18.
18.    Amendment and Termination of this Plan.
(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate this Plan.

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(b)    Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. To the extent it is desired to grant Incentive Stock Options under this Plan, then approval of this Plan by the shareholders of the Company must occur within twelve (12) months before or after the date this Plan is adopted by the Board. Such approval by shareholders of the Company shall be obtained in the degree and manner required under Applicable Law. Incentive Stock Options may be granted, but Incentive Stock Options may not be exercised, prior to approval of this Plan by shareholders of the Company.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of this Plan will materially or adversely impair the rights of any Participant, unless otherwise mutually agreed upon by the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination. No Shares shall be issued or sold under this Plan after the termination thereof, except upon exercise of an Award granted prior to the termination of this Plan. Notwithstanding the foregoing, or anything in this Plan to the contrary, the Administrator shall have unilateral authority to amend an Award, without Participant consent, to the minimum extent necessary to comply with Section 409A of the Code and such amendment shall not be deemed to materially impair the rights of such Participant.
19.    Conditions upon Issuance of Shares.
(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving the Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)    Taxes. As a condition to the exercise or settlement of an Award, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable withholding taxes arising in connection with the exercise or settlement of an Award under the laws of U.S. federal, state, local or non-U.S. jurisdictions. The Company shall not be required to issue any Shares under this Plan until the foregoing obligations are satisfied. Without limiting the generality of the foregoing, upon the exercise or settlement of any Award, the Company shall have the right to withhold taxes from any compensation or other amounts that the Company may owe to the Participant, or to require the Participant to pay to the Company the amount of any taxes that the Company may be required to withhold with respect to the Shares issued to the Participant. Without limiting the generality of the foregoing, the Administrator in its sole discretion may authorize the Participant to satisfy all or part of any withholding tax liability by: (i) having the Company withhold from the Shares that would otherwise be issued upon the exercise or settlement of an Award up to that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, sufficient to satisfy the withholding obligations based on the maximum individual income tax rate in the applicable jurisdiction; and/or (ii) delivering to the Company previously owned and unencumbered Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to the amount of the Company's withholding tax liability to be so satisfied. Subject to the preceding sentence, the exercisability or settlement of any Award Agreement shall be determined by the Administrator in its sole discretion.
20.    Severability. Notwithstanding any contrary provision of this Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or any Award Agreement are invalid, illegal, or unenforceable in any respect, such provision will be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of this Plan or Award, as applicable, will not in any way be affected or impaired thereby.
21.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.
22.    No Rights to Awards. No Participant, eligible Service Provider, or other person shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of a Service Provider, Participant, or holders or beneficiaries of Awards under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
23.    No Shareholder Rights. Except as otherwise provided in an Award Agreement, a Participant has none of the rights of a shareholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.
24.    Fractional Shares. No fractional Shares will be issued and the Administrator will determine, in its sole discretion, whether cash will be paid in lieu of fractional Shares or whether such fractional Shares will be eliminated by rounding up or down as appropriate.
25.    Governing Law. This Plan, all Award Agreements, and all related matters, are to be governed by the laws of the State of Texas, without regard to choice of law principles that direct the Applicable Laws of another state.

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26.    No Effect on Terms of Employment or Consulting Relationship. This Plan does not confer upon any Participant any right as a Service Provider, nor does it interfere in any way with his or her right or the right of the Company or an Affiliate to terminate the Participant's service at any time, with or without Cause, and with or without notice.
27.    No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any Participant acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
28.    Section 409A. It is the intention of the Company that no Award be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and this Plan and the terms and conditions of all Awards are to be interpreted accordingly. The following rules will apply to Awards that are intended to comply with Section 409A:
(a)    Any distribution of a 409A Award following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) will occur no earlier than the expiration of the six-month (6) period following such separation from service.
(b)    In the case of any distribution of any other 409A Award, if the timing of such distribution is not otherwise specified in this Plan or Award Agreement or other governing document, the distribution will be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.
(c)    Each payment that a Participant may receive with respect to a 409A Award will be treated as a "separate payment" for purposes of Section 409A of the Code.
29.    Construction. Headings in this Plan are included for convenience and are not to be considered in the interpretation of this Plan. References to sections are to Sections of this Plan unless otherwise indicated. Pronouns include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require. This Plan is to be construed according to its fair meaning and is not to be strictly construed against the Company.
30.    Compensation Recoupment. All compensation and Awards payable or paid under this Plan and any sub-plans will be subject to the Company's ability to recover incentive-based compensation from executive officers, as is or may be required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations or rules promulgated thereunder, or any other "clawback" provision required by Applicable Law or the listing standards of any applicable stock exchange or national market system, including the Company’s Incentive Award Recoupment effective October 2, 2023, as amended.
* * * * *

2026 Proxy Statement	95

SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY
HOUSTON, TX 77019

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V84889-P39571	KEEP THIS PORTION FOR YOUR RECORDS
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V84890-P39571

SERVICE CORPORATION INTERNATIONAL
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 6, 2026
The undersigned hereby appoints Thomas L. Ryan, Lori E. Spilde, Eric D. Tanzberger, and Sumner J. Waring, III, and each or any of them as attorneys, agents, and proxies of the undersigned with full power of substitution, for and in the name, place, and stead of the undersigned, to attend the Annual Meeting of Shareholders of Service Corporation International (the "Company"), to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019 at 9:00 a.m., Central Time on May 6, 2026, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting.
This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposal 2, FOR proposal 3, FOR proposal 4, FOR proposal 5, FOR proposal 6, and FOR proposal 7.
Continued and to be signed on reverse side